Exhibit 2.3

Subscription Agreement and Other Covenants

by and among

Peach Tree LLC

Amber International LLC

TRB Industries LLC

Gerhard Walter Schultz

João Marcelino Ramos

Paulo César Cau

and

Tantalun Inc.

as Initial Shareholders,

COMPASS MINERALS DO BRASIL LTDA

as Investor,

and

Produquímica Indústria e Comércio S.A.

as Intervening Party,

Dated as of December 16, 2015

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SUBSCRIPTION AGREEMENT AND OTHER COVENANTS

This Subscription Agreement and Other Covenants (this “Agreement”) is entered into as of December 16, 2015, by and among:

(A)COMPASS MINERALS DO BRASIL LTDA, a company with headquarters and jurisdiction in the City of São Paulo, State of São Paulo, at Rua Desembargador do Vale, No. 800-A, part, Perdizes, Zip Code 05010-040, with its incorporation documents filed with the Commercial Registry of the State of São Paulo (JUCESP) under NIRE 35.228.562.332, on July 29, 2014, and enrolled in the Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 20.730.868/0001-54 (“Investor”);

(B)Peach Tree LLC, a limited liability company duly incorporated and validly existing under the laws of the State of Delaware, in the United States of America, with registered office at 16192 Coastal Highway, Lewes, County of Sussex, Delaware 19958, United States of America, enrolled with the CNPJ/MF under nº 08.927.939/0001-08 (“Peach”);

(C)Amber International LLC, a Limited Liability Company organized and existing under the laws of the State of Delaware, with its registered office at 2711 Centerville Road Suite 400, Wilmington, Delaware 19808, United States of America, herein represented pursuant to its by-laws (“Amber International”);

(D)TRB Industries LLC, a company duly organized and existing in accordance with the laws of the State of Delaware, in the United States of America, with head offices at 300 Beach Drive, 33701, in the city of St. Petersburg in the State of Florida, in the United States of America, enrolled with the CNPJ/MF under nº 10.512.522/0001-26 (“TRB Industries”);

(E)Gerhard Walter Schultz, Brazilian, married, businessman, bearer of the Identity Card No. 6.931.515-2 SSP/SP, enrolled with the CPF/MF under No. 011.723.908-94, with offices at Av. Paulista 1754, 3rd floor, CEP 01310-920, in the City of São Paulo, State of São Paulo (“Gerhard”);

(F)João Marcelino Ramos, Brazilian, widower, industrial, bearer of the Identity Card No. 8.975.746 SSP/SP, enrolled with the CPF/MF under No. 975.979.708-97, resident and domiciled in the City of São Paulo, State of São Paulo, with office at Avenida Paulista, 1.754, 3rd floor, CEP 01310-920 (“Marcelino”);

(G)Paulo César Cau, Brazilian, divorced, economist, bearer of the Identity Card No. 10.523.903-3 SSP/MG, enrolled with the CPF/MF under No. 981.633.618-91, resident and domiciled at Alameda Ribeirão

(H)Preto, 546, apartment 10, Bela Vista, in the City of São Paulo, State of São Paulo (“Cau”); and

(I)Tantalun Inc., a company duly organized and existing in accordance with the laws of British Virgin Islands, with its registered office at Marcy Building, 2nd floor, Purcell State, P.O. Box 2416, Road Town, Tortola, British Virgin Islands, enrolled with the CNPJ/MF under No. 22.031.000/0001-91 (“Tantalun” and, jointly with Peach, Amber International, TRB Industries, Gerhard, Marcelino and Cau, the “Initial Shareholders” and each individually, a “Initial Shareholder”); and

as intervening party,

(J)Produquímica Indústria e Comércio S.A., a Brazilian corporation, with its head offices in the City of São Paulo, State of São Paulo, Brazil, at Av. Paulista, 1.754, 4º andar, CEP 01310-200, enrolled with CNPJ/MF under No. 60.398.138/0001-12 (“Intervening Party”, “Produquímica” or “Company”);

Initial Shareholders and Investor are referred to herein, individually, as a “Party” and, jointly, as the “Parties”.

RECITALS

(i)Whereas, the Initial Shareholders are the legal holders and registered owners of all of the forty-seven million, sixty-seven thousand, seven hundred and eigth (47,067,708) issued and outstanding common shares of the Company, divided in the proportion described in Exhibit (i), representing one hundred percent (100%) of the total voting and share capital of the Company;

(ii)Whereas, as a result of a redemption of shares of the Company to be implemented before or on Closing and issuance of new shares pursuant to the exercise of warrants (bônus de subscrição), on the Closing Date the Initial Shareholders will be the legal holders and registered owners of thirty eigth million, eigth hundred and sixty eigth thousand, one hundred seventy-one (38,868,171) shares divided in the proportion described in Exhibit (i), representing one hundred percent (100.00%) of the voting capital stock and ninety-seven point seventeen percent (97.17%) of the total share capital of the Company, which on the Closing Date will be represented by a total of forty million, one hundred and seventy one (40,000,171) issued and outstanding shares (“Issued Shares”), of which one million one hundred and thirty two thousand (1,132,000) preferred shares divided in the proportion described in Exhibit (i);

(iii)Whereas, the Investor desires to subscribe for newly issued shares of the Company, free and clear of Liens, subject to the terms and conditions of this Agreement;

(iv)Whereas, the Parties agree that the amounts received by the Company as result of the subscription by Investor have the primary goal to reduce Company’s financial indebtedness;

Now, therefore, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged by each Party, and therefore, being legally bound hereby, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1.Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Expert” shall have the meaning ascribed to it in Section 3.3.4.

“Actual Adjusted EBITDA” shall have the meaning ascribed to it in Section 3.3.1.

“Actual Net Debt” shall have the meaning ascribed to it in Section 3.3.1.

“Additional Purchase Price” shall have the meaning ascribed to it in Exhibit J.

“Additional Shares” shall have the meaning ascribed to it in Exhibit J.

“Affiliate” means, in relation to any Person, any other Person that (i) directly or indirectly Controls such first Person, (ii) is Controlled, directly or indirectly, by such first Person, or (iii) is under, direct or indirect, common Control with such first Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Amber International” shall have the meaning ascribed to it in the Preamble.

“Applicable Law” means any constitution, statute, law, regulation, rule, ruling, order, injunction, judgment or decree of or by any Governmental Authority.

“Arbitral Tribunal” shall have the meaning ascribed to it in Section 13.2.2.

“Arbitration Chamber” shall have the meaning ascribed to it in Section 13.2.

“Business Day” means any day (excluding Saturdays and Sundays) on which commercial banks generally are open for the transactions of normal banking business in the cities of São Paulo, State of São Paulo, Brazil and New York, United States of America.

“Cash” means (i) cash in hand at the Company and its Subsidiaries to which they are beneficially entitled; (ii) cash at banks credited to accounts in the name of the Company and its Subsidiaries, to which they are beneficially entitled and which is repayable on demand; (iii) time deposits at banks credited to accounts in the name of the Company and its Subsidiaries, to which they are beneficially entitled on demand or upon maturity of such deposits; (iv) marketable securities to which the Company and its Subsidiaries are beneficially entitled, including, for the avoidance of doubt, investments in money market funds and (v) any pending payment of any shares of the Company that were issued and subscribed until the date hereof. The definition of Cash shall also comprise fifty per cent (50%) of the Cash of Fermavi, without duplication.

“Cau” shall have the meaning ascribed to it in the Preamble.

“CCBC” shall have the meaning ascribed to it in Section 13.2.

“Claim” means any litigation, action, suit, proceeding, investigation, judicial or administrative claim commenced, brought or conducted by or before or with any court or other Governmental Authority, or any arbitration proceeding.

“Closing” shall have the meaning ascribed to it in Section 3.1.

“Closing Date” shall mean December 29, 2015 or any other date mutually agreed upon by the Parties but which shall under no circumstances be earlier than December 21, 2015, which is the date up to which the closing of the Transaction shall occur.

“Company” shall have the meaning ascribed to it in the Preamble.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 28, 2014, entered into by and among Produquímica and Compass Minerals International, Inc., as amended on October 15, 2015.

“Contract” means any agreement, undertaking, contract, obligation, promissory note, letter of credit, indenture, financial instrument, lease, license or other instrument or document or any other arrangement or written agreement by which the Company and/or any of its Subsidiaries or any of their property or assets is bound or subject.

“Control” means, in relation to a Person, (i) the direct or indirect ownership of more than fifty percent (50%) of the total voting securities of such Person; or (ii) the direct or indirect possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Terms deriving from Control, such as “Controlled” and “Controlling”, shall have a meaning analogous to Control.

“Converted Exit Option Price” shall have the meaning ascribed to it in Section 9.2.3.

“Deductible” shall have the meaning ascribed to it in Section 8.5.1.

“Deloitte” means Deloitte Touche Tohmatsu Auditores Independentes.

“Direct Claim” shall have the meaning ascribed to it in Section 8.9.

“Dispute” means any controversy, claim, disagreement, failure to reach a decision, or dispute hereunder.

“EBITDA” means the results of operating activities plus depreciation and amortization as defined in Exhibit G.

“Environment” means any ambient, soils, land surface or subsurface strata, surface water, drinking water, sediments, groundwater, outdoor atmosphere, flora, fauna and urban space, workplace or indoor air, and in connection with real property their physical buildings, including the sewer, septic and waste treatment, storage or disposal systems servicing any property.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any Governmental Authority alleging potential Liability (including, without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, release of any hazardous substances, or (ii) circumstances forming the basis of any violation of any Applicable Law.

“Equipment” means all plant, equipment and tangible personal property used or held for use primarily in the business by Produquímica and/or its Subsidiaries.

“Escrow Amount” shall have the meaning ascribed to it in Section 9.5.

“Estimated Net Debt” shall have the meaning ascribed to it in Section 2.2.

“Estimated Adjusted EBITDA” shall have the meaning ascribed to it in Section 2.2.

“Excess Purchase Price” shall have the meaning ascribed to it in Exhibit J.

“Excess Shares” shall have the meaning ascribed to it in Exhibit J.

“Exit Call Option” shall have the meaning ascribed to it in Section 9.1.

“Exit Closing Date” shall have the meaning ascribed to it in Section 9.4.

“Exit Option Price” shall have the meaning ascribed to it in Section 9.2.

“Exit Option Notice” shall have the meaning ascribed to it in Section 9.2.2.

“Exit Put Option” shall have the meaning ascribed to it in Section 9.1.

“Fermavi” means Fermavi Eletroquímica Ltda., a limited liability legal entity enrolled under the CNPJ/MF under number 023.759.905/0001-45, with address at Rua Jose Thomaz Lara, 445, Parque Rinaldo district, Varginha – MG, Brazil, which fifty percent (50%) equity stake is held by the Company.

“Fermavi EBITDA” means the EBITDA of Fermavi, as derived from Fermavi’s financial statements.

“Final Exit Option Price” shall have the meaning ascribed to it in Section 9.4.1.

“Financial Statements” means the audited financial statements of Produquímica and of Fermavi for December 31, 2014 and the interim financial statements of Produquímica and of Fermavi for September 30, 2015, attached hereto as Exhibit A.

“Financing Agreements” means the financing agreements listed in Schedule 4.7.1(b).

“Gerhard” shall have the meaning ascribed to it in the Preamble.

“Government Official” means any Person that is (a) an official, employee or representative of any Governmental Authority, or (b) any director, officer, employee or representative of any organization considered as a Governmental Authority, or (c) a candidate for political office, or (d) a temporary occupant of any such position, or (e) other individual related to a given Person including any relative of such Person as well as any legal entity whose interests are wholly or partially owned by any such given Person and/or their relatives.

“Governmental Authority” means any federal, national, state, municipal, local or similar government, governmental, regulatory, administrative, tax or arbitral authority, agency, court or tribunal in Brazil or abroad. Any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any political party or agency (including those international agencies or organizations that have similar status to a government, such as UN, WTO, IMF, etc), department, board or commission, or any applicable self-regulatory organization, organizations maintained mostly with public funds, including state companies, semi-state/mixed-capital entities or any providers of public service under concession regime (and, in each case herein described, any department, body or subdivision of any such Governmental Authority).

“Governmental Order” means any order, judgment, injunction, decree, or award entered by, issued or granted by any Governmental Authority.

“Gross Debt” means the Indebtedness of (i) the Company and its Subsidiaries, plus (ii) fifty per cent (50%) of the Indebtedness of Fermavi as set forth in Exhibit B.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and in accordance with accounting practices adopted in Brazil as consistently applied by the Company.

“Indebtedness” means, as of the relevant date, and with respect to any Person, and without duplication: (i) the outstanding principal of and premium and/or penalties (if any) and all accrued and unpaid interest in respect of such Person for borrowed money; (ii) all obligations of such Person in respect of letters of credit, debenture, notes including promissory notes, mortgages, bond, commissions on foreign loans or other similar instruments; (iii) any obligations of such Person that are required to be classified and accounted for as a capitalized lease (leasing operacional) for financial reporting purposes in accordance with IFRS; (iv) the debt of other Persons to the extent guaranteed directly or indirectly by such Person, except for guarantees under Credito Rural; (v) to the extent not otherwise included in this definition, net obligations of such Person under any derivative contract, foreign exchange contract, currency swap agreement or other similar agreement and any agreement on interest rate (i.e., hedge, protection, option, future, swap, cap, collar or otherwise) or other similar agreement or agreement as to which such Person is a party or a beneficiary (the amount of any such obligations to be equal at any time to the termination value of such agreement or agreement giving rise to such obligation that would be payable by such Person at such time); (vi) the outstanding principal of, and/or penalties (if any) and all accrued and unpaid interest in respect of, any overdue Taxes owed by such Person; (vii) any interest over capital (juros sobre capital próprio) and dividends declared but not paid exclusively applicable to the Company; and (viii) any obligation related to unpaid balance of credit assignment made by a Person to another Person.

“IGP-M” means the Market General Price Index calculated by Fundação Getúlio Vargas (FGV).

“Indemnifiable Loss” shall have the meaning ascribed to it in Section 8.4.

“Indemnified Party” shall have the meaning ascribed to it in Section 8.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 8.10.1.

“Indemnification Period” shall have the meaning ascribed to it in Section 8.3.

“Initial Shareholder(s)” shall have the meaning ascribed to it in the Preamble.

“Initial Shareholders Indemnified Party(ies)” shall have the meaning ascribed to it in Section 8.2.

“Insurance Policies” shall have the meaning ascribed to it in Section 4.15.

“Intellectual Property” means, collectively, all intellectual property, industrial property and other similar proprietary rights, whether registered or unregistered, including: (i) patents and patent applications, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations of any of the foregoing, and the inventions and discoveries therein; (ii) Trademarks; (iii) copyrights and copyrightable works (including copyrights in software (in any form including source code and executable or object code), databases, applications, code, systems, networks, website content, documentation and related items), and copyright registrations and applications, including renewals, and extensions of the foregoing; (iv) website domain names and (v) trade secrets, formulas, methods, processes, protocols, specifications, know-how and other confidential and proprietary information.

“Intervening Party(ies)” shall have the meaning ascribed to it in the Preamble.

“Investigation” shall have the meaning ascribed to it in Section 4.20.

“Investor” shall have the meaning ascribed to it in the Preamble.

“Investor Indemnified Party(ies)” shall have the meaning ascribed to it in Section 8.1.1.

“Issued Shares” shall have the meaning ascribed to it in the Recitals.

“KPMG” means KPMG Auditores Independentes.

“Knowledge” of a Person shall mean with respect to an individual and/or entity, the actual knowledge of such individual and/or the knowledge that should be obtained by the executive officers (Diretoria) of such entity by virtue of such person’s position, duties or responsibilities according to standards of Applicable Laws, including the knowledge obtained after due inquiry.

“Leased Real Property” means land leased, free-leased or rented by or for Produquímica or any of its Subsidiaries entities as tenant, together with the buildings, structures, fixtures, building systems and Equipment currently or hereafter located thereon and other rights appurtenant thereto.

“Liability” shall mean any debt, liability, commitment, obligation and Claim, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued.

“Lien(s)” means any encumbrance, lien (statutory or other) of any kind or nature whatsoever (including any conditional sale or other title retention agreement or any other contractual or statutory arrangement or provision having substantially the same economic effect as any of the foregoing), including but not limited to a lien, pledge, charge, security interest, mortgage, guarantee, warrant, purchase right, options, priority rights, preemptive rights and/or transfer restrictions, right of first offer, right of first refusal, preferred right to negotiate or acquire, claim, chattel mortgage (alienação fiduciária), seizure, lease, sublease, enrollment, usufruct, easement (servidão), adverse possession, voting agreement, option restrictions on transfer, as created as a result of contractual provisions or decisions rendered by any Governmental Authority.

“Losses” means any payment for actually incurred losses, damages, penalties, fines, settlement payments, awards, judgments, demands, claims, assessments or deficiencies (including interest and penalties recovered by a third party with respect thereto, consultants’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights with respect thereto), reasonable costs and expenses, including reasonable attorneys’ fees and court costs, except for any loss of profits, indirect, consequential, incidental, special, punitive or related losses and/or damages.
“Majority Block Shareholders” means Peach, Amber International, Tantalun and Gerhard, jointly referred.

“Marcelino” shall have the meaning ascribed to it in the Preamble.

“Material Contracts” shall have the meaning ascribed to it in Section 4.7.1.

“Maximum Interest” shall have the meaning ascribed to it in Section 2.2.

“Memorandum Account” shall have the meaning ascribed to it in Section 8.7.

“Minimum Interest” shall have the meaning ascribed to it in Section 2.2.

“Net Debt” means Gross Debt less Cash.

“New Memorandum Account”, shall have the meaning ascribed to it in Section 11.1.

“Notice of Direct Claim” shall have the meaning ascribed to it in Section 8.9.

“Notice of Third-Party Claim” shall have the meaning ascribed to it in Section 8.10.1.

“Objection Notice” shall have the meaning ascribed to it in Section 3.3.2.

“Original Shareholders’ Agreement” shall mean the new shareholders agreement executed by Peach, Amber International, Tantalun, TRB Industries, Gerhard, Marcelino and Cau, on December 12, 2015, which will be filed at the headquarters of the Company prior to Closing pursuant to and for the purposes of Article 118 of the Brazilian Corporations Law.

“Owned Real Property” means the land, together with the buildings, structures, fixtures, building systems and Equipment currently or hereafter located thereon and all easements and other rights appurtenant thereto owned by Produquímica and/or its Subsidiaries.

“Party(ies)” shall have the meaning ascribed to it in the Preamble.

“PDQ Business” means the activities of the Company as of the date hereof relating to the research, development, manufacturing, marketing, distribution, sale, import and export, within Brazil, of plant and animal nutrients, fertilizers and/or other substances, which are registered by the Company as of the date hereof with MAPA (Brazilian Ministry of Agriculture, Livestock and Food Supply – Ministério da

Agricultura, Agropecuária e Desenvolvimento), used in agriculture and livestock raising industries, as well as the development, research, manufacturing, marketing, distribution, sale, import and export, of caustic soda, chlorine and chlorine derivatives, and water treatment products and services.

“Peach” shall have the meaning ascribed to it in the Preamble.

“Pending Claims” shall have the meaning ascribed to it in Section 11.5.

“Permits” shall have the meaning ascribed to it in Section 4.11.1.

“Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization, whether or not a legal entity.

“Personnel” means the employees and other Persons as listed in Schedule 4.10(a), who are engaged in the operation of the Company and its Subsidiaries as of the date set forth on such Schedule.

“Post-Closing Adjustment” shall have the meaning ascribed to it in Section 3.4.

“Post-Closing Notice” shall have the meaning ascribed to it in Section 3.3.1.

“Produquímica” shall have the meaning ascribed to it in the Preamble.

“Purchase Price” shall have the meaning ascribed to it in the Share Purchase Agreement.

“PwC” means PricewaterhouseCoopers.

“Real Property” means all Owned Real Property and all Leased Real Property.

“Reais” means the currency in full force and effect in the Federative Republic of Brazil.

“Redemption of Shares” means the redemption of a certain number of Subscribed Shares to be defined pursuant to the Post-Closing Adjustment, as set forth in Exhibit I, for the aggregate redemption price of one hundred Reais (R$ 100.00), to be approved by the Parties at the General Shareholders Meeting described in Exhibit J.

“Registered IP” shall have the meaning ascribed to it in Section 4.18.1.

“Related Party” means, with respect to a Person, (i) any of its Affiliates, (ii) any director, officer, manager or employee of such Person or any of the Persons referred to in item (i), (iii) any spouse or relative up to the third degree of consanguinity of any of the Persons referred to in items (i) or (ii) above, and (iv) any Affiliates of any of the Persons referred to in items (ii) and (iii) above.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, advisor, employee, or agent of such Person.

“Review Period” shall have the meaning ascribed to it in Section 3.3.2.

“Rules” shall have the meaning ascribed to it in Section 13.2.

“Second Deductible” shall have the meaning ascribed to it in Section 11.2.

“Selling Shareholders” means all shareholders of the Company, except for the Investor.

“Shareholders’ Agreement” means the shareholders’ agreement of the Company, in the form of Exhibit D, that shall be entered into by and between the Investor and the Majority Block Shareholders on the Closing Date.

“Share Price” shall have the meaning ascribed to it in Section 2.1.

“Share Purchase Agreement” means the Share Purchase and Sale Agreement and Other Covenants that will be executed on the date hereof by and among the Initial Shareholders and the Investor, by means of which the Investor shall purchase a certain number of additional shares issued by the Company.

“Shortfall Shares” shall have the meaning ascribed to it in Exhibit J.

“Subscribed Shares” shall have the meaning ascribed to it in Section 2.1.

“Subscription General Shareholders Meeting” shall have the meaning ascribed to it in Section 2.1.1.

“Subscription Amount” shall have the meaning ascribed to it in Section 2.1.

“Subsidiary” or “Subsidiaries” shall have the meaning ascribed to it in Section 4.6.

“Surplus Purchase Price” shall have the meaning ascribed to it in Exhibit J.

“Tantalun” shall have the meaning ascribed to it in the Preamble.

“Tax” or “Taxes” means, pursuant to Applicable Law, any taxes, direct or indirect, social security contributions, charges, duties, fines or penalties imposed by any Governmental Authority, including, without limitation, any income, gross receipts, sales, use, donations, transfer, gains, value added, goods and services, profits, license, withholding, payroll, direct placement, employment, severance, stamp, procurement, occupation, premium, property, custom, duty or other tax, together with any interest, penalties or charges with respect thereto.

“Tax Return” means any returns, reports, declarations, statements, bills, schedules, or claims for refund or with respect to any Tax that is required to be delivered to any Governmental Authority.

“Technology Systems” shall mean electronic data processing, information, services, record-keeping, communications, telecommunications, hardware, third party and proprietary software, networks and computer systems, including any outsourced systems or services.

“Third-Party Claim of the Company” shall have the meaning ascribed to it in Section 8.11.

“Third-Party Claim Received by Indemnified Party” shall have the meaning ascribed to it in Section 8.10.

“Trademarks” means all trademarks, tridimensional trademarks certification marks, collective marks, trade dress, trade names, corporate names and other source identifiers, and any and all common law rights thereto, and registrations and applications for registration of any of the foregoing, including renewals, and the goodwill of the business appurtenant thereto.
“Transaction” shall have the meaning ascribed to it in Section 2.1.

“TRB Industries” shall have the meaning ascribed to it in the Preamble.

“Valuation Multiple” shall have the meaning ascribed to it in Section 9.2.1.

Section 1.2.Rules of Construction.

1.2.1.Unless otherwise specified, all article, section, exhibit and schedule references used in this Agreement are to articles, sections, exhibits and schedules to this Agreement, which are hereby incorporated by reference into this Agreement and form an integral part hereof.

1.2.2.Any fact or item disclosed in any Schedule and/or Exhibit hereof shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

1.2.3.The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

1.2.4.Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next Business Day. Any and all time period set forth in this Agreement shall be counted pursuant to Article 132 of the Brazilian Civil Code (Law No. 10,406/2002).

1.2.5.Reference to a given agreement, instrument, document or Applicable Law is a reference to that agreement, instrument, document or Applicable Law as validly modified, amended, supplemented and restated through the date as of which such reference is made and, as to any Applicable Law, any successor Applicable Law.

1.2.6.Except if otherwise stated herein, the captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE 2 – SUBSCRIPTION OF SHARES AND PAYMENT

Section 2.1.Investment Framework. Upon the terms and subject to the conditions of this Agreement on the Closing Date, the Investor hereby irrevocably undertakes to make an investment in the Company in the total amount of three hundred seventy-five million Reais (R$ 375,000,000) (“Subscription Amount”). In order to consummate the transaction set forth in this Agreement, the Parties agree that (i) the Investor shall, pursuant to the terms of this Agreement, with respect to the Subscription Amount, subscribe for sixteen million, three hundred forty-eight thousand, eight hundred forty-one (16,348,841) newly issued convertible redeemable, as set forth in Section 2.1.3, preferred class B voting shares of the Company (“Subscribed Shares”) at a price of R$ 22,9374058 per share (“Share Price”), representing, on the Closing Date and until the final settlement of the Post-Closing Adjustment, twenty-nine point zero one percent (29.01%) of the Company’s total issued and outstanding share capital and twenty-nine point sixty-one percent (29.61%) of the Company’s total issued and outstanding voting capital, which shall be fully subscribed for and paid by Investor on the Closing Date; (ii) the Initial Shareholders shall, pursuant to the terms of this Agreement, on the Closing Date, cause the Company to issue the Subscribed Shares; (iii) the Initial Shareholders and Investor, shall execute the Share Purchase Agreement and (iv) the Majority Block Shareholders and Investor shall, on the Closing Date, execute the Shareholders’ Agreement (“Transaction”).

2.1.1.    On the Closing Date, and as a condition for the subscription by the Investor of the Subscribed Shares and payment of the Subscription Amount, the Initial Shareholders shall hold an Extraordinary General Shareholders’ Meeting of the Company, substantially in the form of Exhibit C (“Subscription General Shareholders Meeting”), and approve (i) the creation of a new class B of convertible redeemable preferred voting shares of the Company, (ii) a capital increase of the Company in an amount equal to the Subscription Amount, through the issuance of the Subscribed Shares, (iii) the increase of the number of members of the Board of Directors of the Company to five (5) members, (iv) the appointment of new members to the Board of Directors of the Company by the Investor as determined in the Shareholders’ Agreement, and (v) the relevant amendment and restatement of the Company’s by-laws substantially in the form of Exhibit C.

2.1.2.    The Investor irrevocably and irreversibly undertakes to subscribe for all Subscribed Shares and pay the Subscription Amount in full on the Closing Date. The Subscribed Shares shall simultaneously be issued and delivered free and clear of any Lien (except for the Shareholders’ Agreement), with all rights inherent to the Subscribed Shares, including any equity interest in the Company, the right to vote, and the right to receive profits, as further described in the Company’s by-laws, the Shareholders’ Agreement and the Brazilian Corporations Law (Law No. 6,404/1976).

2.1.3.    The Subscribed Shares may only be redeemed in the event of, and for the exclusive purpose of the full Redemption of Shares, and in accordance with the terms of the Post-Closing Adjustment as set forth herein. On the General Shareholders Meeting described in Exhibit J, as applicable, the Subscribed Shares held by the Investor on such date shall be converted into common shares of the Company, as adjusted by the Post-Closing Adjustment as set forth in Section 3.4 below. For the purpose of implementing the Post-Closing Adjustment the Initial Shareholders and the Investor hereby agree to vote, as applicable, (a) for the approval of the redemption of Subscribed Shares, (b) for the approval of the conversion of the Subscribed Shares into common shares, and (c) for the approval of the capital increase or capital reduction, as the case maybe, provided that all of (a), (b) and (c) of the preceding sentence, shall be made in accordance with the provisions of this Agreement.

2.1.4.    The Initial Shareholders expressly waive any preemptive rights they may have in relation to the subscription, by the Investor, of the (a) Subscribed Shares, and/or (b) the capital increase for implementation of the adjustments set forth in Exhibit J, and commit to obtain express written waiver of any preemptive right held by any Person in connection with the subscription of the Subscribed Shares as set forth in Section 3.2(vi).

2.1.5.    The Investor and the Majority Block Shareholders shall execute, on the Closing Date, the Shareholders’ Agreement, in the form of Exhibit D, in order to establish the rules that will govern their relationship as shareholders of the Company.

Section 2.2.Equity Interest. Subject to the terms and conditions of this Agreement, the number of Subscribed Shares (and the corresponding equity interest acquired by the Investor in the Company) and the Share Price were calculated as detailed in Exhibit E and were based on (i) the estimated adjusted EBITDA of the Company for the year ended December 31, 2015, in the total amount of R$ 185 million (“Estimated Adjusted EBITDA”), multiplied by 9.5x, less (ii) the estimated Net Debt of the Company as of December 31, 2015, in the total amount of R$ 840 million (“Estimated Net Debt”), both of which were calculated in good faith pursuant to the method described in Exhibits B and G. The final equity interest of the Investor in the Company will be subject to the Post-Closing Adjustment in accordance with Section 3.4 below and in no circumstance whatsoever, by virtue of the Post-Closing Adjustment, the equity interest to be held by Investor shall be lower than 35% (thirty five per cent) of the Company’s total share capital (“Minimum Interest”) or higher than 47,5% (forty seven and a half per cent) of the Company’s total voting capital (“Maximum Interest”).

ARTICLE 3 – CLOSING CONSUMMATION AND POST-CLOSING PRICE ADJUSTMENT

Section 3.1.Closing. Upon the terms of this Agreement, the closing of the Transaction set forth in this Agreement, the Share Purchase Agreement and the Shareholders’ Agreement (“Closing”) shall take place at 10:00 a.m., on the Closing Date, at the offices of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, located at Alameda Joaquim Eugênio de Lima, 447, in the City of São Paulo, State of São Paulo, Brazil, or as otherwise agreed by the Parties.

3.1.1.    During the period comprised between the date of execution of this Agreement and the Closing Date, the Initial Shareholders undertake to carry on the Company’s business as currently conducted and only in the ordinary course of business, it being understood as not taking any of the actions listed in Sections 3.01(a) or 4.04 of the Shareholders’ Agreement, except for the actions listed in Exhibit F, which shall not require prior approval of the Investor, however shall be informed to the Investor. The Parties agree that the negotiation and amendment of the lease agreement for the purposes of complying with Section 7.5 and hedging the debt according to Section 7.4 can be taken without prior approval of the Investor, however shall be informed to the Investor.

Section 3.2.Closing Obligations. At the Closing, the following actions and transactions shall be carried out, which actions and transactions shall all be deemed to take place simultaneously and no action or transaction shall be deemed to have been completed or any document delivered until such actions and transactions have been completed and the required documents delivered:

(i)The Initial Shareholders shall hold the Subscription General Shareholders Meeting, and approve the matters set forth in Section 2.1.1;

(ii)Investor shall execute the subscription instrument (boletim de subscrição) attached to the minutes of the Subscription General Shareholders Meeting, and deliver it to the Company;

(iii)Investor shall pay the Subscription Amount, in full, in Reais, through an electronic wire transfer of immediately available funds, to the Company’s bank account described in Exhibit H;

(iv)The Parties and the Company shall cause Itaú Unibanco to register the subscription and payment of the Subscribed Shares in the Company’s Share Registry with Itaú Unibanco in its capacity of book-keeping agent (escriturador) in charge of the registration of the Company’s shares, therefore delivering the ownership of the Subscribed Shares to Investor, free and clear of Liens (except for the Shareholders’ Agreement);

(v)The Investor and the Majority Block Shareholders shall execute the Shareholders’ Agreement, in the form of Exhibit D; and

(vi)Initial Shareholders shall have obtained from the holders of non-voting preferred shares under the stock option agreement or warrants (bonus de subscrição) of the Company, express written waiver of any preemptive rights they may have in connection with the (a) subscription of new common shares by the Investor as a result of the implementation of the Post-Closing Adjustment as detailed in Exhibit J and (b) subscription of the Subscribed Shares.

3.2.1.    The payment of the Subscription Amount shall be received by the Company as follows: (i) one hundred Reais (R$ 100.00) shall be received as goodwill (ágio) and accounted for as a capital reserve, and (ii) the remaining balance shall be received as payment for the Subscribed Shares and booked as capital stock.

3.2.2.    The Minutes of the Subscription General Shareholders Meeting will be drawn up in the Book of Minutes of Shareholders’ Meetings of the Company and submitted to the Board of Trade of São Paulo within five (5) Business Days after the Closing Date, at the sole expense of the Company.

3.2.3.    The Parties hereby undertake to execute and sign any other instrument or document, as well as to provide all the applicable filings, registries and records that are necessary for this Agreement, the minutes of the Subscription General Shareholders Meeting and the Shareholders’ Agreement to become valid and effective, including, but not limited to, any amendment that may possibly be required in order to fulfill a requirement of any applicable Governmental Authority.

Section 3.3.Actual Adjusted EBITDA and Actual Net Debt.

3.3.1.    Within five (5) days of the earlier of (i) the issuance of the audited financial statements of the Company and Fermavi for the year ended on December 31, 2015, or (ii) March 31, 2016, the Parties shall cause the Company to prepare in good faith and deliver to the Initial Shareholders and the Investor, based on the audited financial statements of the Company and Fermavi for the year ended on December 31, 2015, prepared in conformity with IFRS, the following calculation, which shall be sent by the Company to the Investor and to the Initial Shareholders (“Post-Closing Notice”), which shall contain a statement of a duly authorized officer of the Company setting forth, in reasonable detail, (i) the calculation of the actual adjusted EBITDA of the Company, in Reais, for the year ended on December 31, 2015 (“Actual Adjusted EBITDA”), calculated in good faith pursuant to the method described in Exhibit G hereto, and (ii) the calculation of the actual Net Debt of the Company, in Reais, as of December 31, 2015, adjusted by the Subscription Amount (“Actual Net Debt”), calculated in good faith pursuant to the method described in Exhibit B hereto. The Parties hereby acknowledge and agree that, for the purposes of the Post-Closing Adjustment Calculation, (a) the Actual Adjusted EBITDA shall, in any event, be limited to the maximum amount of two hundred million Reais (R$ 200,000,000) and any variation above such limit shall not have any effect to the Post-Closing Adjustment and (b) the Actual Net Debt shall not be, in any event, less than eight hundred million Reais (R$ 800,000,000) and any variation below such limit shall not have any effect to the Post-Closing Adjustment.

3.3.2.    If the Parties disagree with any of the calculations of (i) the Actual Adjusted EBITDA and/or (ii) the Actual Net Debt, the disagreeing Party shall deliver to the other Party and the Company a written notice of such disagreement (the “Objection Notice”) no later than the date that is fifteen (15) Business Days after receipt of the Post-Closing Notice (such fifteen (15) Business Days period, the “Review Period”). The Objection Notice shall set forth (i) any such disagreement, (ii) the calculation, as the case may be, of the Actual Adjusted EBITDA and/or of the Actual Net Debt, and (iii) the specific basis for such disagreement. During the Review Period, the Parties shall be permitted full access during normal business hours to (i) the books and records of the Company, including all supporting documentation used by the Company in preparation of the Actual Adjusted EBITDA and/or of the Actual Net Debt, and (ii) the accounting personnel of the Company involved in the preparation of the Post-Closing Notice.

3.3.3.    Upon receipt of the Objection Notice, Investor and Initial Shareholders shall negotiate in good faith to resolve any such disagreement. Any determination of the Actual Adjusted EBITDA or the Actual Net Debt agreed to in writing by Investor and Initial Shareholders shall be final, non-appealable and binding upon such Parties and their successors and assignees for the purposes of this Agreement and of the Share Purchase Agreement.

3.3.4.    If Investor and Initial Shareholders are unable to resolve any disagreement as contemplated by Section 3.3.2 within ten (10) Business Days after delivery of the Objection Notice, then Investor and Initial Shareholders shall cause the Company to, within five (5) Business Days following the expiration of such ten (10) Business Days period, submit the matter for determination to KPMG, and, if KPMG is not available, Deloitte, and if Deloitte and KPMG are not available, PwC. The accounting firm appointed in accordance herewith shall be referred to herein as the “Accounting Expert”. The Accounting Expert shall only consider those items of the Actual Adjusted EBITDA and/or Actual Net Debt calculated according to Exhibits B and G and those amounts as to which the Initial Shareholders and the Investor have disagreed within the time periods and on the terms specified above and shall resolve the matter in accordance with the terms and provisions of this Agreement (including the definitions set forth herein) and with the application of IFRS as consistently applied in the preparation of the Financial Statements. The Accounting Expert shall act only as an expert and not as an arbitrator and is expressly limited to the selection of either the Investor’s position or the position of the Initial Shareholders on a disputed item (or a position in between the positions of the Initial Shareholders and the Investor) and it shall thus select as a resolution for each disputed matter the position of either the Initial Shareholders or the Investor (or a position in between the positions of the Initial Shareholders and the Investor) based solely on presentations and supporting material provided by the Investor and the Initial Shareholders and not pursuant to any independent review. The Accounting Expert may not impose an alternative resolution outside those bounds. The fees, costs and expenses of the Accounting Expert shall be borne by the Company.

3.3.5.    The Parties shall cooperate in good faith with the Accounting Expert in the carrying out of its mandate and shall furnish or cause the Company to furnish such Accounting Expert with such accounting data and other information as the Accounting Expert may reasonably request for the purposes of carrying out its mandate hereunder. The Accounting Expert shall have full access to the documents and personnel referred to in Section 3.3.2 above and the other written information exchanged between the Company, the Investor and Initial Shareholders.

3.3.6.    Subject to the terms of Accounting Expert’s mandate set forth under Section 3.3.4, the Parties shall jointly instruct the Accounting Expert to determine, as soon as practicable and in any event no later than Fifteen (15) Business Days (or such other time as the Parties hereto shall agree in writing) after its engagement, the definitive amounts of the Actual Adjusted EBITDA and/or the Actual Net Debt. Subject to Section 3.3.4, the Accounting Expert shall provide the Parties with a written explanation in reasonable detail of the calculation of each of the Actual Adjusted EBITDA and/or the Actual Net Debt, as applicable.

3.3.7.    If any of the Parties does not agree with the conclusion of the Accounting Expert, the disagreement shall be subject to Arbitration as set forth in Section 13.2 below.

Section 3.4.Post-Closing Adjustment. Upon final definition of the Actual Adjusted EBITDA and the Actual Net Debt, pursuant to Section 3.3 above, the Parties shall proceed as set forth in Exhibit J (“Post-Closing Adjustment”).

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Produquímica hereby represents and warrants to the Investor, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty, including Schedule 4.20) as set forth below. Matters specifically disclosed as part of the Schedules hereto (whether provided therein or expressly incorporated therein by express reference to materials annexed thereto) shall be deemed to be properly disclosed.

Section 4.1.Organization, Power and Authority. Produquímica and each of its Subsidiaries is duly incorporated and validly existing under the Applicable Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its respective business as currently conducted. Produquímica has the requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Produquímica.

Section 4.2.Enforceability. This Agreement has been duly and validly executed and delivered by Produquímica and constitutes a valid and binding agreement of Produquímica in Brazil enforceable against Produquímica and, to the extent applicable to its Subsidiaries, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws that affect creditors’ rights generally.

Section 4.3.No Violation or Breach. Neither the execution or delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by Produquímica shall (i) result in a violation or breach of or default under any provision of the by-laws of Produquímica and/or any of its Subsidiaries; (ii) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, require the assumption of, give any third party the right to terminate, or result in (a) the creation of any Lien upon any of the properties or assets of Produquímica and/or its Subsidiaries or (b) any other change in right or obligation or the loss of a benefit under any term, condition or provision of any Material Contract to which Produquímica and/or its Subsidiaries are now a party, except as set forth in Schedule 4.7.1(b); or (iii) violate any Applicable Law by which the Company and/or any of its Subsidiaries may be bound or affected, except in the case of clauses (ii) and (iii), to the extent that such violation does not impair or delay the ability of Produquímica to perform its obligations hereunder.

Section 4.4.Consents. No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Produquímica.

Section 4.5.Capitalization of the Company and Subsidiaries. On the date hereof, all of the outstanding capital stock of the Company has been duly authorized, validly issued and is fully paid and is divided between the Company’s shareholders as described in Exhibit (i). On the Closing Date, except as set forth in Schedule 4.5(a), all of the outstanding capital stock of the Company will be duly authorized, validly issued and fully paid and divided between the Company’s shareholders as described in Exhibit (i). Except as set forth in this Agreement and, as of the Closing Date, except as set forth in Schedule 4.5(b), there are and there will be on the Closing Date no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, advance for future capital increase (adiantamento para futuro aumento de capital), exchange rights or other contracts or commitments that could require Initial Shareholders or the Company to sell, transfer or otherwise dispose of any shares of capital stock of the Company and/or from its Subsidiaries or that could require the Company and/or its Subsidiaries to issue or sell or otherwise cause to become outstanding any of their own capital stock. Except for the Original Shareholders’ Agreement, there are no voting agreements or understandings with respect to the voting of any capital stock of the Company or any of its Subsidiaries or any contracts or commitments that could require the Company and/or its Subsidiaries to enter into any voting agreements or understandings with respect to the voting of any capital stock of Company and/or its Subsidiaries. The shareholders agreement related to the Company executed on October 29, 2007 by Gerhard, Marcelino and Fundo Artesia Série Azul de Investimentos em Participações and their successors and authorized assignees, if any, has been terminated prior to the date hereof, and except for the Original Shareholders’ Agreement there is no other shareholders agreement executed by the Original Shareholders and/or otherwise involving the Company’s shares filed at the Company headquarters.

Section 4.6.Subsidiaries and Branches. The Company does not Control, own or hold any equity or other ownership interest in any other Person, except as listed on Schedule 4.6(a) (“Subsidiaries”). All outstanding capital stock of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and are divided between the shareholders or quotaholders, as applicable, as described in Schedule 4.6(b). The Company’s operating and non-operating branches are those listed under Schedule 4.6(c).

Section 4.7.Material Contracts.

4.7.1.    Schedule 4.7.1 sets out a complete list of the material contracts which (i) Produquímica and/or its Subsidiaries are a party to; and (ii) fall into one of the following categories (“Material Contracts”):

(a)any Contract (i) involving annual payments or sales of more than five hundred thousand Reais (R$ 500,000.00), or (ii) that has a remaining term of more than 12 months from the date hereof that cannot be terminated without penalty on less than ninety (90) days’ notice and that involves annual payments of more than two hundred fifty thousand Reais (R$ 250,000.00);

(b)any (i) loan agreement, debenture, bonds, mortgages, note and any other agreement and instrument relating to the borrowing of money or obtaining credit pursuant to which the Company and/or any of its Subsidiaries is an obligor (including as guarantor) or oblige, including but not limited to the Financing Agreements; (ii) obligations under foreign exchange contract, currency swap agreement or other similar agreement and any agreement on interest rate (i.e., hedge, protection, option, future, swap, cap, collar or otherwise) or other similar agreement; and (iii) leases that are capitalized in accordance with IFRS, all of which are listed in Schedule 4.7.1(b);

(c)any Contract that contains any provision requiring prior consent of the other party for the assignment of such agreement; or any Contract that grants a “right of first refusal”, “right of first offer”; or other preemptive right with respect to any property or asset of the Company and/or any of its Subsidiaries; or that contains any “change in control” or “anti-assignment” or “change on corporate structure” provision;

(d)any Contract that contains any non-competition covenant or exclusivity provision that purports to limit in any material respect (i) the ability of the Company and/or any of its Subsidiaries to compete in any line of business or with any Person or solicit or sell to any customer, or (ii) the manner or localities in which the business of the Company and/or any of its Subsidiaries is conducted;

(e)any joint venture or partnership agreement;

(f)any Contract relating to any license or sublicense of any material rights under or with respect to any intellectual property (other than generally available off the shelf software licenses);

(g)any Contract between Related Parties; and

(h)any raw material supply contracts which are not included in (a) above.

4.7.2.    To the best of Produquímica’s Knowledge:

(a)each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms; and

(b)except for Material Contracts listed in Schedule 4.7.1. and Schedule 4.7.1.(b), no other contract provides a right for the other party thereto to terminate and/or accelerate the obligations of any of the Material Contracts as a result of the consummation of the transactions contemplated hereby or a change in control of the Company.

Section 4.8.Compliance with Laws.

4.8.1.    The Company and its Subsidiaries are in compliance in all material respects with Applicable Laws.

4.8.2.    To the best Knowledge of the Company, none of Produquímica and/or its Subsidiaries or any of their Representatives has made any payment, rebate, payoff, influence payment, kickback or other payment or used or promised to use, directly or indirectly, any funds (regardless of what form, whether in money, property, goods or services) for any unlawful contribution, gift, entertainment or other unlawful payment to a Government Official, including for (i) obtaining favorable treatment for any of the Company and/or its Subsidiaries or to secure Contracts, (ii) paying for favorable treatment for any of the Company and/or its Subsidiaries or to secure Contracts, or (iii) obtaining any Permit, special concessions or any benefit otherwise, for the Company and/or its Subsidiaries or for any already obtained Permit, special concessions or any benefits otherwise.

4.8.3.    Except as set forth in Schedule 4.8.3 that followed the limits, terms and conditions provided for by the Applicable Laws, there has been no political donation made by the Company and/or any of its Subsidiaries since 1st January 2010.

4.8.4.    To the best Knowledge of the Company, each transaction is and has been for the past five (5) years properly and accurately recorded on the books and records of Company and/or its Subsidiaries, as the case may be, in all material respects, and each document upon such entries in each of the Company’s and its Subsidiaries’ books and records are materially accurate and complete. Produquímica and/or its Subsidiaries have in place a system of internal accounting controls adequate to materially assure that they maintain no off-the-books accounts and that their assets are used only in accordance with their management directives.

4.8.5.    To the best Knowledge of the Company, Produquímica has conducted its activities in compliance with the applicable competition regulations established by Applicable Laws.

4.8.6.    Schedule 4.8.6 sets forth a list describing certain matters under ongoing discussions and negotiations by the Company and its Subsidiaries with the applicable Governmental Authorities.

4.8.7.     To the best of Produquimica’s Knowledge, the Company has not sold to or engaged with any known terrorists.

Section 4.9.Labor Matters.

4.9.1.    The Company and/or its Subsidiaries are in compliance in all material respects with the Applicable Laws regarding employment practices, terms and conditions of employment, payroll Taxes, occupational safety and health requirements, wages and work-hours and collective bargaining agreements applicable to the Personnel. Produquímica and/or its Subsidiaries are in compliance with all of their material contractual and legal obligations with respect to their service providers and independent contractors, and to the Knowledge of Produquímica, there is no threatened proceeding against, any of the Produquímica and/or its Subsidiaries involving such service providers and independent contractors. There are no employees of the Company which would be entitled to severance payments in the event of dismissal or resignations beyond the severance rights provided for by the Brazilian labour law.

4.9.2.    There is no labor strike, slowdown, lock-out or work stoppage pending, or to the best of Produquímica’s Knowledge, threatened, against or affecting the Company and/or its Subsidiaries, and except as described in Schedule 4.9.2. none of the foregoing has occurred in the last five (5) years.

Section 4.10.Personnel. Schedule 4.10(a) presents a complete list of the Personnel, as of the date set forth on such Schedule, including their current positions, compensation and employment agreement status of each Personnel. No labor agreement executed between the Company and/or its Subsidiaries and each of its Personnel has any provision related to Company’s change of control. In addition, Schedule 4.10(b) sets forth a complete list of the collective bargaining agreements or similar agreements with any union, council or similar body that is binding on the Company and is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed on the date hereof.

Section 4.11.Permits.

4.11.1.    The Company and each of its Subsidiaries holds all federal, state, local and foreign permits, licenses, authorizations, approvals, registrations and certifications to conduct of the business as currently conducted by Produquímica and each of its Subsidiaries except in each case, as it would not cause a material adverse effect to the Company and/or the Investor (“Permits”), and (i) each such Permits are in full force and effect and Produquímica and each of its Subsidiaries is, on the date hereof, in compliance with the material obligations with respect thereto other than where noncompliance would not individually or in the aggregate reasonably be expected to cause a material adverse effect to the Company and/or the Investor; (ii) Produquímica and/or any of its and each of its Subsidiaries has not received written notice that it is in material default or violation of any such Permits and, to the best of Produquímica’s Knowledge, there are no grounds for the revocation of any such Permits; and (iii) the applications required to have been filed for the renewal of such Permits have been timely filed (after giving effect to any grace periods and extensions) with the appropriate Governmental Authority.

4.11.2    Schedule 4.11.2 sets forth a list describing certain matters in connection with the Permits under ongoing discussions and negotiations by the Company and its Subsidiaries with the applicable Governmental Authorities.

Section 4.12.Information Technology. To the best of Produquímica’s Knowledge in all material aspects, the Technology Systems are either owned by, or properly licensed or leased to, Produquímica and/or its Subsidiaries.

Section 4.13.Environmental Matters. Except as listed on Schedule 4.13: (i) there are no pending, or to the best of Produquímica’s Knowledge threatened, Environmental Claims arising out of any Applicable Laws against the Company and/or its Subsidiaries; (ii) the Company and/or its Subsidiaries are in compliance in all material aspects with the Applicable Laws applicable to the operation of the business as currently conducted, (iii) to the best of Produquímica’s Knowledge there is no Environmental damage (dano ambiental) known other than those that are under remediation by the Company and/or its Subsidiaries, as disclosed under Schedule 4.13 and there are not any conditions existing or resulting from the operation of the Company’s business or possession of assets that may give rise to any other remedial obligation under any environmental law or subject the Company to any material cost resulting from any environmental law. Except as listed in Schedule 4.11.2, the Company and/or its Subsidiaries (a) hold the necessary and required environmental Permits, and (b) are in compliance with the conditions described in each environmental Permit.

Section 4.14.Tax Matters. Except as listed on Schedule 4.14, (i) neither the Company nor and/or any of its Subsidiaries have received any written notice that remains uncured alleging that the conduct of Produquímica and/or any of its Subsidiaries is in violation of any Applicable Laws relating to Taxes and there are no Claims pending against Produquímica and/or any of its Subsidiaries initiated by any Tax Governmental Authority; (ii) the Tax Returns required to be filed by Produquímica and/or any of its Subsidiaries have been timely filed with the appropriate Tax Governmental Authorities and such fillings are materially complete and correct; (iii) Produquímica and/or its Subsidiaries have complied in all material aspects with the Applicable Laws relating to Taxes and is currently up to date with the filling of the applicable Tax Returns and with the payment of Taxes or has entered adequate provisions or recorded sufficient accrued Liabilities according to IFRS; (iv) to the best of Produquímica’s Knowledge, the Tax documentation and records of its own and of its Subsidiaries have been duly recorded and are available and maintained for the required minimum retention period; (v) the Company and/or its Subsidiaries have not entered into any agreement or settlement with any Governmental Authorities or obtained any Tax relief, concession or tolerance that may cease or be modified as a result of the present Transaction and other covenants herein.

4.14.1    Schedule 4.14.1 sets forth a descriptive list of all Tax incentives, benefits and installment programs that Company and/or its Subsidiaries are beneficiary or enrolled as a result of a specific agreement executed with the relevant Governmental Authority. All tax incentives, benefits and installment programs disclosed in Schedule 4.14.1 have been accomplished by the Company as required by the Governmental Authorities and to the knowledge of the Company there are no significant deficiencies in the payment of such tax incentives, benefits and installment programs and there are no reasons for Governmental Authorities to suspend, reduce or terminate such tax incentives, benefits and installment programs. The consummation of the Closing does not reduce or terminate any of the Tax incentives, benefits and installment programs disclosed in Schedule 4.14.1.

Section 4.15.Insurance. Schedule 4.15 lists the material insurance policies of the Company and its Subsidiaries other than policies relating to employee benefit plans (“Insurance Policies”), identifying the name of the insurance carrier, the nature of the insured risks, the amount of the coverage (including the amount of any deductible thereunder) and the duration of the Insurance Policy. To the best of Produquímica’s Knowledge (i) such Insurance Policies are in full force and effect and will continue in full force and effect following the Closing in accordance with their terms; (ii) the premiums due with respect to such Insurance Policies have been timely paid; and (iii) no written notice of cancellation or termination or intent to cancel has been received by Produquímica and/or any of its Subsidiaries with respect to any such Insurance Policy; and (iii) except for any claim which term for notification has not expired as of the date hereof, the Company and/or its Subsidiaries have given notice to the insurer of all claims that have arisen in the last twelve (12) months and for which the Company has decided to request for indemnification by the relevant insurer.

Section 4.16.Assets.

4.16.1.    Except as set forth on Schedule 4.16.1, as of the date hereof, Produquímica and/or its Subsidiaries are the legal owner, or otherwise the holder of a legal right to use, with no violation of third party rights, the assets and properties used for the conduct of the business, in the manner currently used, free and clear of Liens.

4.16.2.    The assets and properties used in connection with the business are in their material respects in reasonable condition of use, maintenance and repair, subject to ordinary wear and tear, and are sufficient for the conduct of the business as currently conducted by Produquímica and/or its Subsidiaries.

Section 4.17.Real Property.

4.17.1.    As listed in Schedule 4.17.1(a), on the date hereof, Produquímica and/or its Subsidiary have legal right to possess and/or own good and marketable title over the Real Property used in connection with the business, and except as listed in Schedule 4.17.1(b), such Real Property is held free and clear of any Lien. Except as set forth on Schedule 4.11.2 the Company and/or its Subsidiaries hold valid Permits applicable to the Real Property that are required for the operation of the businesses as currently conducted.

4.17.2.    The Real Property is in reasonable condition of use, maintenance and repair, subject to normal wear and tear, and is sufficient for the conduct of the business, as currently conducted.

4.17.3.    There is no pending or, to best of Produquímica’s Knowledge, threatened, action or proceeding before any Governmental Authority affecting any of the Real Property that would reasonably be expected to interfere in any material respect with the use or occupancy of any Real Property or any portion thereof in the operation of the business as currently conducted. There is no written notice of breach in connection with the Contracts related to the Leased Real Property that remains uncured.

Section 4.18.Intellectual Property.

4.18.1.    Schedule 4.18.1 sets forth a list of the Intellectual Property which, as of the date hereof, is owned or licensed by or to Produquímica and/or its Subsidiaries (the “Registered IP”), free and clear of Liens. There is no other Intellectual Property other than the Registered IP (i) owned or licensed by or to Produquímica and/or its Subsidiaries or (ii) necessary and/or required to Produquímica and/or its Subsidiaries to conduct their business activities as currently conducted.

4.18.2.    Except as set forth in Schedule 4.18.2, the Company and its Subsidiaries have not (i) received any written notice that any Registered IP is currently the subject of any reexamination, opposition, cancellation or invalidation proceeding before any Governmental Authority and, to the best of Produquímica’s Knowledge, no such proceeding is threatened, (ii) made any Claim or requested any opposition, cancellation or invalidation, regarding a Registered IP against any third party. The material application, registration, maintenance and renewal fees have been paid to, and the documents and certificates necessary for the purposes of maintaining any Registered IP have been filed with the applicable Governmental Authority.

4.18.3.    To the best Knowledge of the Company, neither Produquímica nor any of its Subsidiaries has taken any action that constitutes any infringement, misappropriation or violation of any Intellectual Property right of any third party. To the best of Produquímica’s Knowledge, no third party has interfered with, infringed upon, misappropriated or violated any Registered IP.

Section 4.19.Financial Statements.

4.19.1.    The Financial Statements (including the notes thereto), as listed in Exhibit A, present in all material respects the financial condition of the Company and Fermavi as of the dates set forth therein, in conformity with the IFRS, applied in a consistent manner.

4.19.2.    To the best of Produquímica’s Knowledge (i) the accounting books accurately reflect the transactions of the Company and/or its Subsidiaries in all material respects and (ii) there are in place policies and procedures with respect to financial reporting that are sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of its Financial Statements, in accordance with applicable IFRS, and (iii) the Financial Statements have been prepared according to the books and records of the Company and Fermavi and present fairly, in a true and complete manner, the operating results, statements of income, statements of retained earnings, changes in stockholders' equity and cash flows of the Company (on a consolidated basis) and Fermavi on the dates and for the periods to which they refer, in conformity with IFRS, applied in a consistent manner during the periods in question. To the best of Produquímica’s Knowledge, neither the Company nor any of its Subsidiaries have received or otherwise obtained knowledge of any complaint or allegation regarding the accounting or auditing practices, policies or procedures or its respective internal accounting controls. All Indebtedness of the Company and/or its Subsidiaries is accrued for in their accounting books and records, and there are no off-the-book transactions.

4.19.3.    None of the Company and/or any of its Subsidiaries have (a) guaranteed any Indebtedness or otherwise incurred any Liability or obligation for the benefit of any of the Initial Shareholders and any of its Affiliates that is not registered in the Financial Statements; (b) sold, leased, transferred, licensed, encumbered or disposed of any of its properties or assets (excluding marketable securities) in any transaction involving any of the Initial Shareholders and any of its Affiliates, or (c) agreed or otherwise committed to take any of the foregoing actions. To the best Knowledge of the Company, all notes and accounts for receivables of Company and its Subsidiaries are properly registered in their books and records, are valid and not subject to any impediment or counterclaim, are current and collectible, and shall be collected according to the terms thereof in the respective values recorded, in accordance with the past practices of Company and its Subsidiaries. All accounts for receivables of the Company and/or its Subsidiaries (x) result from materially accurate and lawful transactions, as set forth in IFRS in the respective financial statements and corresponding notes; and (y) represent or will represent valid obligations arising from sales actually made or services actually performed according to past practice of the Company and/or its Subsidiaries.

Section 4.20.Litigation and Investigations. Except as set forth in Schedule 4.20, (i) there is no Claim brought by any third party against Produquímica and/or its Subsidiaries or pending before any Governmental Authority or arbitrator nor, to the best of Produquímica’s Knowledge, is any such Claim threatened and no event has occurred or circumstance exists that could reasonably give rise to any Claim that could cause a material adverse effect to the Company, its Subsidiaries and Shareholders, (ii) Produquímica and/or its Subsidiaries have not brought any Claims against any third party; and (iii) there is no audit, investigation or inspection, either internal or external (each, an “Investigation”) of Produquímica and/or its Subsidiaries, nor, to the best of Produquímica’s Knowledge, is any such Investigation threatened.

Section 4.21.Brokerage Fees and Commissions. Except as set forth in Schedule 4.21, there is no investment banker, broker, legal advisor or finder which has been retained by or is authorized to act on behalf of the Company who is or might be entitled to any fees, commission or payment from the Company in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transaction contemplated hereby.

Section 4.22.No Other Representations or Warranties. Except as provided in this Article 4, neither Produquímica, nor any of its respective Affiliates, nor any of their respective Representatives has made, or is making, any other representation or warranty whatsoever, to Investor, its Affiliates or their respective Representatives. No such Person shall be liable in respect of the accuracy or completeness of any information, including information contained in any electronic data room in connection with the transactions contemplated by this Agreement, provided to Investor, its Affiliates or its respective Representatives other than expressly represented or warranted to Investor in Article 4.

Section 4.23.Solvency. Except as listed in Schedule 4.20, no order has been delivered to the Company, nor any petition served to the Company applying for liquidation, bankruptcy or reorganization (judicial or not) of Produquímica and/or their Subsidiaries. There is no third party petition served to the Company for bankruptcy of the Company and/or its Subsidiaries that was not timely defended and/or guaranteed by a court bond (depósito judicial) or other guarantee required by the applicable court. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Company and/or its Subsidiaries. Produquímica and/or its Subsidiaries have not made or proposed any arrangement or other form of general agreement or solicitation with their creditors or any class of creditors.

Section 4.24.Central Bank Registration; Foreign Investment. Foreign Loans. All foreign investment in the share capital issued by Produquímica and/or its Subsidiaries, if any, has been, in accordance with the Applicable Law and regulation of the National Monetary Council and the Central Bank of Brazil, duly registered before the Central Bank of Brazil, by means of the electronic registry system of direct foreign investment implemented by the Central Bank (Registro Declaratório Eletrônico de Investimentos Externos

Diretos – RDE-IED), within the specific terms set forth by the referred rules. All foreign loans executed by Produquímica and/or its Subsidiaries, if any, have been in accordance with the Applicable Law and regulation of the National Monetary Council and the Central Bank of Brazil, duly registered before the Central Bank of Brazil, by means of the electronic registry system for financial operations (Registros de Operações Financeiras – ROF). All assets and/or rights, of any nature, including but not limited to currency, held and/or owned by Produquímica and/or its Subsidiaries outside Brazil, if any, have been declared to the Brazilian Central Bank pursuant to the Applicable Laws and Schedule 4.24 list all the assets and/or rights currently held and/or owned in connection thereto.

Section 4.25.No representation or warranty, document, information or other statement made or provided by Produquímica during the due diligence process or in this Agreement, or any certificate or other document furnished to the Investor pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE INITIAL SHAREHOLDERS

Each of the Initial Shareholders, individually, hereby represents and warrants to the Investor, as of the date hereof:

Section 5.1.Organization, Power and Authority. Each of the Initial Shareholders that is a natural person has the ownership, power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. Each of the Initial Shareholders that is a corporate entity is duly incorporated and validly existing under the Applicable Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its respective business as currently conducted. Each of the Initial Shareholders that is a corporate entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each Initial Shareholder that is a corporate entity.

Section 5.2.Enforceability. This Agreement has been duly and validly executed and delivered by Initial Shareholders and constitutes a valid and binding agreement of Initial Shareholders in Brazil enforceable against Initial Shareholders in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws that affect creditors’ rights generally.

Section 5.3.No Violation or Breach. Neither the execution or delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by Initial Shareholders shall (i) result in a violation or breach of or default under any provision of the by-laws of the Initial Shareholders; (ii) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, require the assumption of, give any third party the right to terminate or result in (a) the creation of any Lien upon any of the Issued Shares owned by the Initial Shareholders (except for the Original Shareholders’ Agreement and the Shareholders’ Agreement), or properties or assets of Produquímica and/or its Subsidiaries, or (b) any other change in right or obligation or the loss of a benefit under any term, condition or provision of any material contract to which each Initial Shareholder is now a party; or (iii) violate any Applicable Law by which the Initial Shareholders may be bound or affected, except in the case of clauses (ii) and (iii), to the extent that such violation does not impair or delay the ability of Initial Shareholders or Produquímica to perform its obligations hereunder.

Section 5.4.Consents. No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Initial Shareholders.

Section 5.5.Claims. There is no Claim, of any nature, pending against the Initial Shareholders that, if adversely determined, would change, delay, or prevent the Transaction and the other covenants set forth herein from being consummated, or hinder the Initial Shareholders’ ability to timely perform its obligations under this Agreement.

Section 5.6.Compliance with Laws. None of the Initial Shareholders has, while acting in any capacity made any payment, rebate, payoff, influence payment, kickback or other payment or used or promised to use, directly or indirectly, any funds (regardless of what form, whether in money, property, goods or services) for any unlawful contribution, gift, entertainment or other unlawful payment to a Government Official, including, but not limited to, for (i) obtaining favorable treatment for any of the Company and/or its Subsidiaries or to secure Contracts, (ii) paying for favorable treatment for any of the Company and/or its Subsidiaries or to secure Contracts, (iii) obtaining any Permit, special concessions or any benefit otherwise, for the Company and/or its Subsidiaries or for any already obtained Permit, special concessions or any benefits otherwise or (iv) obtaining any indirect or direct benefit for personal gain or for benefit of any of their Affiliates.

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Investor represents and warrants to the Initial Shareholders, as of the date hereof:

Section 6.1.Organization, Power and Authority. Investor is a validly incorporated, organized and existing under the Applicable Laws and has the requisite corporate power and authority to carry on its business as currently conducted. Investor has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by the requisite corporate or similar action on the part of Investor.

Section 6.2.Enforceability. This Agreement has been duly and validly executed and delivered by Investor and constitutes a valid and binding agreement of Investor enforceable against Investor in accordance with its terms in any court having jurisdiction over the Investor, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws of general application from time to time in effect that affect creditors’ rights.

Section 6.3.No Violation or Breach. Neither the execution or delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by Investor shall (i) result in a violation or breach of or default under any provision of the by-laws (or other foundational instrument) of Investor; (ii) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, require the assumption of, give any third party the right to terminate or result in any other change in right or obligation or the loss of a benefit under any term, condition or provision of any material contract to which Investor is a party or by which it is bound; or (iii) violate any Applicable Law by which Investor or any of its assets may be bound or affected, except in the case of clauses (ii) and (iii), to the extent that such violation does not impair or delay the ability of the Investor to perform its obligations hereunder.

Section 6.4.Consents. No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority, is required in connection with the execution, delivery and performance of this Agreement by Investor or the consummation by Investor of the transactions contemplated hereby and thereby.

Section 6.5.Claims. There is no Claim, of any nature, pending against Investor that, if adversely determined, would change, delay, or prevent the Transaction and the other covenants set forth herein from being consummated, or hinder the Investor’s ability to timely perform its obligations under this Agreement.

Section 6.6.Solvency. Investor has immediately available funds to pay for the Subscription Amount to the Company and to pay all other fees and expenses that are payable by Investor in connection with the

Transaction and other covenants contemplated by this Agreement. After giving effect to the Transaction and other covenants contemplated by this Agreement, Investor (i) shall be able to pay its debts as they become due; (ii) shall own assets which have a fair saleable value greater than the amounts required to pay its debts and other liabilities; and (iii) shall have adequate capital to carry on its respective businesses. No obligation is being incurred in connection with the Transaction and other covenants contemplated by this Agreement with the intent to hinder, delay or defraud creditors of Investor.

Section 6.7.Effect of Due Diligence and Related Matters. Investor acknowledges that it is a sophisticated entity that was advised by legal counsel and tax, engineering, environmental and financial advisors and others in connection with this Agreement and has conducted its own due diligence and evaluation of the Initial Shareholders, the Company and its Subsidiaries, based on the information that has been provided by the Company, which the Investor has deemed sufficient to execute the Transaction and enter into this Agreement under the conditions established herein. For the purposes of providing documentation and additional support for exceptions specifically listed in the Schedules hereto, an indexed CD-ROM and flash drive with all documents and information reviewed by Investor and its advisors during the course of the due diligence is attached hereto as Schedule 6.7, and the Investor hereby confirms its knowledge of such documents and information. The Parties hereby agree that the information contained in such CD-ROM and flash drive shall not in any manner modify any of the representations and warranties of Produquimica or the Initial Shareholders hereunder, and that the inclusion of any matter in Schedule 6.7 that is not specifically listed in any other Schedule hereto shall not serve as an inclusion of such matter for purposes of any other Schedule hereto.

ARTICLE 7 – COVENANTS

Section 7.1.Confidentiality.

7.1.1.    Each of the Parties shall, and shall cause its Affiliates entities and its and their respective Representatives to, at all times, treat as confidential the provisions of this Agreement and the information that they have received or obtained in connection with the negotiation, execution and performance of this Agreement. Each of the Parties shall, and shall cause its Affiliates entities to, keep confidential the information relating to all the Parties and the Intervenient Party and the contents of this Agreement and other documents signed in connection with the Transaction.

7.1.2.    Notwithstanding the foregoing, a Party may disclose information that would otherwise be confidential if and to the extent:

(a)required by Applicable Law or any Governmental Authority with jurisdiction over the Party, provided that prior written notice of any such confidential information to be disclosed shall (wherever it is reasonably practicable to do so) be given to the other Party;

(b)disclosed to its Representatives on a need-to-know basis, provided that such Representatives are required to treat such information as confidential and, provided, further, that the disclosing Party shall remain liable to the other Parties hereunder for any breach of confidentiality by any such Representative; or

(c)it comes into the public domain other than as a result of a breach by the disclosing Party or any of its Representatives.

7.1.3.    Except as expressly modified and superseded hereby, the Confidentiality Agreement shall remain in full force and effect according to its terms.

Section 7.2.Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transaction and other covenants contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Applicable Law, and the Parties shall, in any event, cooperate as to the timing and contents of any such press release or public announcement; provided, however, that it is expressly understood and agreed that the Investor and/or its Affiliates will, without seeking prior written consent from the Initial Shareholders and/or the Company and/or its Subsidiaries, (i) disclose the material terms of this transaction to the extent required pursuant to U.S. law; and (ii) disclose certain information regarding its investment in the Company, included but not limited to filing this Agreement, to the extent required pursuant to U.S. law.

Section 7.3.Further Assurances. Each Initial Shareholder and the Investor shall (whether before, at or after the Closing Date) use their commercially reasonable efforts to do, execute and deliver, or cause to be done, executed and delivered, such further actions, documents and instruments as may be reasonably required by the other Party to give full effect to this Agreement and the transactions contemplated hereby or thereby. For the avoidance of doubt, the obligations of the Initial Shareholders and the Investor under this Section 7.3 shall survive the Closing.

Section 7.4.Hedge. Until no later than January 1, 2016, the Company shall hedge (by swap and/or other derivative agreement) any debt due by the Company and/or any of its Subsidiaries which exposes the Company and/or any of its Subsidiaries to any currency other than Reais. To the extent possible and cost efficient, the Company will endeavor its best efforts to pre-pay the US Dollar denominated debt.

Section 7.5.Jacareí Lease Agreement. Until no later than January 1, 2016, the Company shall amend the lease agreement (Contrato de Locação Comercial) executed on August 31, 2012 between the Company and Rio Parateí Empreendimentos e Participações S.A., as amended on October 15, 2012, in order to extend its term until August 31, 2032. Such extension shall contain the same material terms, including the lease rate.

Section 7.6.Assumption of Credit Risk under Credito Rural. For the benefit of the Company and the Investor, the Majority Block Shareholders will issue a joint and several guarantee attached as Schedule 7.6 with respect to the payment of the Company’s guarantee obligations under Credito Rural, as described in such Schedule 7.6.

ARTICLE 8: INDEMNIFICATION

Section 8.1.     Indemnification by the Company.

8.1.1.    After Closing, subject to the terms of this Article 8, the Company shall indemnify and hold harmless the Investor, its Affiliates, its officers and directors (each such Person, a “Investor Indemnified Party” and, collectively, the “Investor Indemnified Parties”) from and against Losses incurred by any Investor Indemnified Party resulting from or arising out of (i) any breach of any representation or warranty made by Initial Shareholders and/or the Company pursuant to Articles 4 and 5 above, and/or (ii) any non-disclosed matter in connection with Articles 4 and 5 above that causes a given representation and warranty not to be true complete and correct; and/or (iii) any breach or non-performance of any covenants and/or obligations undertaken by the Company and/or the Initial Shareholders under this Agreement.

8.1.1.1.    For the avoidance of doubt, the Parties hereby agree that the Company´s indemnification obligation set forth in Section 8.1.1 shall not include (i) any Losses resulting from acts or events that occur after the Closing Date; and/or (ii) any Losses resulting from acts or facts that are prior to the Closing Date, if the cause or source directly related to such Loss was expressly and specifically indicated in any Schedule or Exhibit hereto.

8.1.1.1(a) The Parties hereby agree that (i) the information contained in Schedule 6.7 that is not specifically listed in any other Schedule hereto and (ii) the matters listed in Schedule 8.1.1.1(a), both shall not exclude the Company’s indemnification obligation set forth in Section 8.1.1.

8.1.1.1(b) The Parties hereby agree that, from the Closing Date and until the date of the exercise of the Exit Put Option or the Exit Call Option, as the case may be, in the event a Loss exceeding the amount of twenty five thousand reais (R$ 25.000,00) annually adjusted by the IGP-M, is suffered by the Company as determined in a definitive Governmental Order directly resulting from a matter listed in Schedule 8.1.1.1(a), the Investor shall be deemed to have indirectly incurred in such Loss. Therefore, the Company shall indemnify the Investor for such indirectly incurred Loss, in proportion to the equity interest held by the Investor in the Company after the Post-Closing Adjustment, by applying the formula set forth in Section 8.13. The corresponding amount of such Loss shall not be subject to the Deductible set forth in Section 8.5.1.

8.1.1.1(c) The Parties also hereby agree that, after the date of the exercise of the Exit Put Option or the Exit Call Option, as the case may be, in the event a Loss is suffered by the Company as determined in a definitive Governmental Order directly resulting from a matter listed in Schedule 8.1.1.1(a), the corresponding amount of such Loss shall be included in the Second Deductible set forth in Section 11.2. and the provisions of Article 11 shall be followed.

8.1.1.1(d) The Parties further agree that reasonable costs and expenses incurred by the Company on the procedures to obtain the issuance and/or renewal of the Permits listed in Schedule 8.1.1.1(a) or defending a Claim related to the matters listed in Schedule 8.1.1.1(a) (including reasonable attorneys’ and advisors’ fees), shall not be considered as part of the relevant Loss and therefore shall not be subject to indemnification as per 8.1.1.1(b).

8.1.1.1(e) A Loss suffered by the Company as determined in a definitive Governmental Order directly resulting from the REFIS Law n. 13.043/2014 (conversion of Provisional Measure 651/2014), as listed in Schedule 8.1.1.1(a), shall only be considered for indemnification under the terms of Section 8.1.1.1(a) for amounts that exceed six million, two hundred forty-seven thousand, five hundred sixty-six Reais and ninety cents (R$ 6.247.566,90), as of November 30, 2014, adjusted by the interest rate of the Sistema Especial de Liquidação e de Custódia (Selic).

8.1.1.2.    Effect of Knowledge qualification. The Company´s indemnification obligation set forth in Section 8.1.1 shall not be affected by any “Knowledge” qualification made to the representations and warranties, by or in relation to Company and/or its Subsidiaries and/or Initial Shareholder, and such “Knowledge”

qualification shall not, in any event, be interpreted as a way to prevent an indemnification of an Investor Indemnified Party under the terms of this Agreement.

Section 8.2.Indemnification by Investor. Subject to the terms of this Article 8, Investor shall indemnify and hold harmless each of the Initial Shareholders, their Affiliates, their officers and directors and their successors and assignees, including the Company (each, a “Initial Shareholders Indemnified Party” and, collectively, the “Initial Shareholders Indemnified Parties”) from and against Losses incurred by any Initial Shareholders Indemnified Party resulting from or arising out of (i) any breach of any representation or warranty made by Investor pursuant to Article 6 above; and/or (ii) any breach or non-performance of any covenants and/or obligations of Investor under this Agreement.

Section 8.3.Term of Indemnification. The obligation to indemnify pursuant to Section 8.1 and 8.2 an Investor Indemnified Party or an Initial Shareholders Indemnified Party, respectively (each an “Indemnified Party”) shall be limited and valid for a period of five (5) years counted as from the Closing Date, provided that if a Third-Party Claim of the Company, Third-Party Claim Received by Indemnified Party and/or Direct Claim is validly notified pursuant to Sections 8.9, 8.10 and 8.11 within such five (5) year period, then the indemnification obligations set forth in Section 8.1 and 8.2 regarding exclusively such Third-Party Claim of the Company, Third-Party Claim Received by Indemnified Party and/or Direct Claim shall remain in force until the final settlement of such Third-Party Claim of the Company, Third-Party Claim Received by Indemnified Party and/or Direct Claim (“Indemnification Period”).

Section 8.4.Indemnifiable Loss. Subject to the other provisions of this Article 8, a Loss incurred by an Indemnified Party subject to the indemnification obligations set forth in Section 8.1 or 8.2 will only be considered an indemnifiable Loss if it is notified within the Indemnification Period (“Indemnifiable Loss”).

Section 8.5.Deductible and Maximum Amount of Indemnification.

8.5.1.    Deductible. The Company shall only be deemed liable when the total amount of the Indemnifiable Losses reaches the amount of twenty million Reais (R$ 20,000,000), annually adjusted by the IGP-M (the “Deductible”). Until the Deductible amount is exceeded, (i) the Company and/or its Subsidiaries, as applicable, shall be solely responsible for any Indemnifiable Losses incurred by the Company and/or any of its Subsidiaries, and (ii) the Company shall not be obligated to pay any indemnification to any Investor Indemnified Party. Therefore, the Company shall indemnify the Investor Indemnified Parties only for the amount of their aggregate Indemnifiable Losses which exceeds the Deductible.

8.5.2.    Maximum Amount of Indemnification. Notwithstanding the foregoing, the maximum amount of Indemnifiable Losses that will be considered for the calculation of any indemnification payment to any Investor Indemnified Parties or the Initial Shareholders Indemnified Parties, pursuant to Section 8.13 below, as the case may be, by virtue of the obligations to indemnify contained in this Agreement shall be limited to, in the aggregate, one hundred fifty million Reais (R$ 150,000,000), annually adjusted by the IGP-M.

Section 8.6.Insurance; Tax Benefits; Subrogation. The amount of any Indemnifiable Loss shall be reduced by: (i) any insurance indemnities actually paid to the Company, the Investor Indemnified Parties or the Initial Shareholders Indemnified Parties, as the case may be, relating to the respective Indemnifiable Loss; and/or (ii) indemnities, contributions or other payments actually paid to the Company, the Investor Indemnified Parties or the Initial Shareholders Indemnified Parties, as the case may be, by third parties by virtue of such Indemnifiable Loss.

Section 8.7.Memorandum Account. For purposes of recording any Indemnifiable Losses and the amount of any ongoing Third-Party Claim of the Company, Third-Party Claims Received by Indemnified Party and Direct Claims subject to the Company’s obligation to indemnify the Investor Indemnified Parties under this Agreement, the Parties agree to a memorandum account (conta gráfica) (“Memorandum Account”) to be created and maintained by the Company separately from its regular accounting books and records. On a quarterly basis, up to thirty (30) days after the end of each quarter, the Parties agree that the Company will submit to the Parties a summary of the Memorandum Account, informing the amounts recorded in the immediately preceding quarter according to this Article 8 and the overall balance of the Memorandum Account. For the avoidance of doubt, only after the aggregate Indemnifiable Losses sum up to the Deductible amount, any indemnification due by the Company shall be paid in accordance with this Article 8.

Section 8.8.Exclusive Remedy. Without prejudice of Section 13.8, the Parties expressly agree that, except in cases of fraud or willful misconduct, their sole and exclusive monetary remedy (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) for any breach of any representation and warranty or breach of or default in connection with any of the covenants or agreements contained in this Agreement or any instrument contemplated herein, shall be the indemnification provisions of this Article 8 and that, the Initial Shareholders and the Company shall not have other obligations to indemnify the Investor Indemnified Parties, under Brazilian law, including on the basis of non-contractual liability (responsabilidade extra-contratual).

Section 8.9.Losses Resulting from a Direct Claim. In the event any of the Indemnified Parties incur in an Indemnifiable Loss that does not involve a Third-Party Claim of the Company or a Third-Party Claim

Received by Indemnified Party, such Indemnified Party shall send a written notice to the Indemnifying Party (“Direct Claim”) within twenty (20) Business Days after such Indemnified Party incurs the Indemnifiable Loss (“Notice of Direct Claim”). The Notice of Direct Claim shall describe the Direct Claim and the circumstances, events, facts, obligations, claims, documents, information or matters giving rise to the Direct Claim, the amount of the Indemnifiable Loss, the method of calculation thereof, and shall also contain a reference to the provisions of this Agreement pursuant to which such right of indemnification arises or is claimed, to the extent the Indemnified Party holds such information. The Indemnified Party’s failure to send a Notice of Direct Claim in the timing set forth herein shall exempt the Indemnifying Party from the indemnification obligation set forth in this Article 8.

8.9.1.    Should the Indemnifying Party expressly agree to be liable for the payment of the Indemnifiable Loss in question, the Indemnifying Party shall pay to the Indemnified Party the Indemnifiable Loss, as set forth in this Article 8.

8.9.2.    Should the Indemnifying Party inform, in its response, that it is not liable for the claimed Indemnifiable Loss or that it does not agree with the amount of the Indemnifiable Loss presented in the Notice of Direct Claim, the Parties shall meet within the five (5) subsequent Business Days to try to reach an agreement in good faith about such Direct Claim. If the Parties fail to reach an agreement on amicable terms about the Party that should bear such Indemnifiable Loss, the Indemnified Party may commence an arbitration procedure, pursuant to Section 13.2 below.

Section 8.10.Third-Party Claim against an Indemnified Party. If an Indemnified Party receives notice of any Claim from any third party, including Governmental Authorities (“Third Party Claim Received by Indemnified Party”) which may give rise to a Claim for an Indemnifiable Loss, the Parties, as the case may be, shall observe the terms and conditions of this Section 8.10.

8.10.1.    Notice. The Indemnified Party shall send a written notice of such Third-Party Claim Received by Indemnified Party to the Company, Initial Shareholders or Investor, as applicable pursuant to this Agreement (“Indemnifying Party”), with a copy of the relevant documentation, no later than the earlier of (i) the date on which one third (1/3) of the respective defense period has elapsed and (ii) 5 (five) Business Days after the Indemnified Party itself received notice of such Third-Party Claim Received by Indemnified Party (the “Notice of Third-Party Claim”). The Notice of Third-Party Claim shall describe the Third-Party Claim Received by Indemnified Party and the circumstances, events, facts, obligations, claims, documents, information or matters giving rise to the Third-Party Claim Received by Indemnified Party, the probable amount in case of a Loss, if known, or the method of calculation thereof, and shall also contain a reference to the provisions of this Agreement pursuant to which such right of indemnification arises or is claimed. The

Indemnified Party’s failure to notify the Indemnifying Party within the period set forth herein shall not exempt or wave the Indemnifying Party from the obligation to make payment for the respective indemnification, except to the extent that the Indemnifying Party’s ability to defend the relevant Third-Party Claim Received by Indemnified Party is significantly impaired by such delay.

8.10.2.    The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim Received by Indemnified Party through counsel of its choice, which shall report to the Indemnifying Party, as long as it notifies the Indemnified Party of such intention within 5 (five) Business Days of the receipt of the Notice of Third-Party Claim (or sooner, and always before one-third (1/3) of the legal period available for defense). Both Parties shall fully cooperate with each other (i) in choosing the counsel that will be in charge of the defense of the Third Party Claim within the periods mentioned in Sections 8.10.1 and 8.10.2, and (ii) in any defense of a Third Party Claim Received by Indemnified Party, and make available, at the Indemnifying Party’s expense, all witnesses, records, materials and information in its possession or under its control that relates to the respective Third Party Claim Received by Indemnified Party, as reasonably required by the Indemnifying Party. During the conduction of the relevant Third Party Claim, both Parties shall mutually agree in keeping or replacing the counsel primarily chosen if reasonably justified by each Party.

8.10.3.    If the Indemnifying Party has failed to respond to the Notice of Third-Party Claim, the Indemnified Party shall appoint and hire the responsible counsel for the conduct of such defense, response or other measure, provided that the Indemnifying Party may be held liable for the Indemnifiable Loss resulting from Third Party Claim Received by Indemnified Party upon final resolution of the Third Party Claim Received by Indemnified Party, in accordance with this Article 8, as the case may be.

8.10.4.    The Party conducting the defense shall always, in light of a Third Party Claim Received by Indemnified Party, have the opportunity to propose a settlement in relation of such claims, provided that the Indemnified Party may not enter into any settlement without the prior written consent of the Indemnifying Party. The Indemnifying Party may enter into any settlement without the prior written consent of the Indemnified Party.

Section 8.11.Third-Party Claim against the Company. In the event any Claim from any third party is filed against the Company and/or any of its Subsidiaries that could result in an Indemnifiable Loss for any Investor Indemnified Party (“Third Party Claim of the Company”), the Company shall record the amount and the description of the relevant Third-Party Claim of the Company in the Memorandum Account. The Company shall support the defense costs of such Third-Party Claim of the Company, including but not limited to, attorney’s fees and other fees such as expert appraisal, interest, penalties, monetary correction, guarantees

(i.e., security, bond or deposit), and in the event the Third-Party Claim of the Company is decided against the Company and/or any of its Subsidiaries, all such expenses shall be considered as included in the total amount of the Indemnifiable Loss and shall be recorded in the Memorandum Account.

8.11.1.    Defense. The Company shall undertake, defend, conduct and control (through counsel of its own choosing and at its own expense) for and on behalf of the Indemnified Party in a diligent manner, and, in any event, shall have the right to participate (at its own expense) in, the settlement or defense of such Third-Party Claim of the Company, and the Indemnified Party shall cooperate with it in connection therewith by timely providing the information and documents relevant and reasonably requested by the Company and that are under the control of the Indemnified Party, including granting the powers of attorney necessary to prepare the defense and the supply to the Company of records and information that may be reasonably relevant for such defense, making employees available, including to act as witnesses or attorney-in-fact in connection with such Third-Party Claim of the Company. The Company shall maintain the Indemnified Party and the Initial Shareholders informed regarding the defense as long as the Third-Party Claim of the Company is ongoing.

8.11.2.     The Company shall use its best efforts to maintain the Indemnified Party, at all times, free and clear from any restrictions and/or Liens, including in connection with the issuance of Tax clearance certificates of the Indemnified Party. For such purpose, the Company shall take all measures that are under its control, including filling lawsuits, to allow the Indemnified Party to release such restriction and/or Liens or obtain Tax clearance certificates. In the event the Company uses its own resources and/or assets to provide a security, bond or deposit to enable the release of a restriction and/or Liens or obtain Tax clearance certificates, whenever such security, bond or deposit is released, the amounts or assets thereto related shall be returned to the Company in full and, if made in cash it shall be monetarily adjusted on the same terms applicable to the security, bond or deposit.

8.11.3.    Settlement. Until the Exit Put Option or Exit Call Option is exercised, the Company shall be allowed to settle any Third-Party Claim of the Company, provided that such settlement is in the best interest of the Company and the prior written approval of the Investor is obtained. Such written approval shall not be unreasonably withheld or delayed in a manner to violate any fiduciary duty of the Investor as a shareholder of the Company. After the Exit Put Option or Exit Call Option is exercised, the Company is not allowed to settle any Third-Party Claim of the Company, provided that such settlement is in the best interest of the Company and the prior written approval of the Initial Shareholders is obtained. Such written approval shall be not be unreasonably withheld or delayed in a manner to violate any fiduciary duty of the Initial Shareholders as former shareholders of the Company.

Section 8.12.Maturity of an Indemnifiable Loss. An Indemnifiable Loss shall only be due by the Company or the Investor, as the case may be, if the Indemnifiable Loss is subject to: (i) an enforceable and final judicial or arbitral decision issued in relation to the relevant Third-Party Claim of the Company or the Third-Party Claim Received by the Indemnified Party, if applicable; or (ii) a final arbitral award issued in favor of the Indemnified Party in relation to the relevant Direct Claim, if applicable; or (iii) an written agreement between the Indemnified Party, on one side, and the Investor or the Company, as the case may be, on the other side, confirming that such Indemnifiable Loss is due by the Investor or the Company, as applicable.

Section 8.13.Payment of an Indemnifiable Loss to an Investor Indemnified Party. With due regards to Article 11, in the event of an Indemnifiable Loss suffered by the Company pursuant to this Article 8 in excess of the Deductible set forth in Section 8.5.1, the Investor shall be deemed to have indirectly incurred in such Indemnifiable Loss. Therefore, subject to the other provisions of this Article 8, the Company shall indemnify the Investor for such indirectly incurred Indemnifiable Loss, in proportion to the equity interest held by the Investor in the Company as a result of the Post-Closing Adjustment, by applying the following formula:

Indemnification Value = (Loss amount x Investor’s equity interest) / (1- Investor’s equity interest)

Where:
- “Indemnification Value” means the indemnification amount due by the Company to the Investor as a result of an Indemnifiable Loss incurred by the Company and/or any of its Subsidiaries.
- “Investor’s equity interest” means the percentage of the total equity of the Company held by the Investor after the Post-Closing Adjustment contemplated in this Agreement and in the Share Purchase Agreement, expressed in decimals.
- “Loss amount” means the amount of the Indemnifiable Loss incurred by the Company and/or its Subsidiaries, expressed in Reais.

For illustrative purposes, an example of the calculation of the payment of an Indemnifiable Loss suffered by the Company, pursuant to this Article 8, is described in Exhibit K.

Section 8.14.Payment of an Indemnifiable Loss to an Initial Shareholders Indemnified Party. Any payment for indemnification of any Indemnifiable Losses to any Initial Shareholders Indemnified Party shall be made by the Investor within thirty (30) Business Days of the receipt by the Investor of a written notice informing that the payment is due pursuant to the terms of this Article 8.

Section 8.15.Obligation to Mitigate Risks of Loss. The Company, its Subsidiaries and/or the Indemnified Party, as the case may be, shall use commercially reasonable efforts to mitigate any chance of effective materialization of any Loss that may be construed as an Indemnifiable Loss.

ARTICLE 9 – EXIT PUT OPTION AND EXIT CALL OPTION

Section 9.1.Exit Put Option and Exit Call Option. The Parties agree and acknowledge as follows: (i) Investor hereby grants an irrevocable put option right to the Majority Block Shareholders, effective as of the Closing Date, allowing them to jointly sell and deliver to Investor the totality of their shares of the Company in exchange for the Final Exit Option Price (“Exit Put Option”), and (ii) the Majority Block Shareholders hereby grant, jointly and severally, an irrevocable call option right to the Investor, effective as of the Closing Date, allowing Investor or any of its Affiliates to purchase and receive the totality of the shares of the Company held by the Majority Block Shareholders in exchange for the Final Exit Option Price (“Exit Call Option”). To the extent permitted by Applicable Law, the Parties agree to consider whether the Majority Block Shareholders can sell their shares indirectly through newly incorporated companies, provided that if the Parties cannot agree to the sale in the manner proposed by the Majority Block Shareholders, the Exit Put Option or the Exit Call Option shall be completed directly through the acquisition of the totality of the equity interest of the Majority Block Shareholders. Upon the exercise of the Exit Put Option or the exercise of the Exit Call Option, as the case may be, the Investor (or its relevant Affiliate) shall also acquire all of the remaining shares held by all Selling Shareholders in exchange for a price per share equivalent to the Final Exit Option Price per share, pursuant to the irrevocable commitment to be executed by all Selling Shareholders on the Closing Date in the form of Exhibit L.

9.1.1.    Exercise Period. The Exit Put Option may be exercised by the Majority Block Shareholders, jointly, at any time between October 1st and October 31st of each of the years of 2016, 2017 and 2018. The Exit Put Option shall be exercised by means of the delivery of a written notice by the Majority Block Shareholders to the Investor pursuant to Section 13.4 below. Investor shall only be entitled to exercise the Exit Call Option between October 1, 2018 and October 31, 2018 and, in such event, the Exit Call Option may be exercised by means of the delivery of a written notice to the Majority Block Shareholders pursuant to Section 13.4 below. If the Exit Put Option or the Exit Call Option is not exercised within the terms set forth herein, then such Exit Put Option and such Exit Call Option shall be automatically revoked and canceled.

9.1.2.    The exercise of any of the Exit Put Option or the Exit Call Option shall not be conditional on any event. Notwithstanding the foregoing, the transfer of shares of the Company as a result of the exercise of the Exit Put Option or the Exit Call Option, as the case may be, and the payment of the Final Exit Option Price, shall observe the following actions:

(a)no Governmental Order has been issued and/or Applicable Law has been enacted or promulgated by any competent Governmental Authority, or other prohibition shall be in effect (i) questioning the validity and legitimacy of the transfer of the shares; and/or (ii) preventing the consummation of the transfer of the shares; and/or (iii) imposing material restrictions to the operations of the PDQ Business;

(b)all approvals by a Governmental Authority imposed by Applicable Law that are required for the transfer of the shares shall have been obtained, and the Parties hereby undertake to timely take all necessary actions in order to obtain such approvals and not postpone the transfer of the shares in an unreasonable manner;

(c)Selling Shareholders shall have caused the Company to (i) take all necessary actions to avoid the breach of any agreement that requires the consent and/or waiver from third parties for the transfer of the shares, including but not limited to those related to change of control or any other type of similar restriction, or (ii) obtain, in writing, and deliver a copy to Investor, of such consent and/or waiver. For the avoidance of doubt, the terms of the applicable agreements where consents and/or waivers are required, shall be observed in their completeness and, if such agreement does not provide for interpretation free of doubt regarding the potential restrictions, then consent and/or waiver in writing shall always be required and delivered to Investor, unless otherwise agreed by the Parties in writing;

(d)the Company or any of the Initial Shareholders are not accused by any Government Authority of violating any Applicable Laws regarding any anti-corruption and/or bribery matters, including but not limited to, the Brazilian law n. 12.846/2013;

(e)the Company shall be, directly or indirectly, the owner and sole beneficiary of one hundred percent (100%) of the equity interest of each of its Subsidiaries, except for Fermavi in which the Company shall be the direct owner of no less than fifty percent (50%) of Fermavi’s equity interest, unless the Board of Directors of the Company has previously agreed differently (i.e.; unless the Board of Directors of the Company has approved the existence of equity interests in subsidiaries different from the above) with the affirmative vote of at least one Director appointed by the Investor;

(f)between the date of exercise of either the Exit Put Option or the Exit Call Option, as applicable, until the date of the effective transfer of the shares and payment of the price to Selling Shareholders, the Selling Shareholders undertake to carry on the Company’s business as currently conducted and only in the ordinary course of business, it being understood as not taking any of the actions listed in Sections 3.01(a) or 4.04 of the Shareholders’ Agreement as well as not do any of the following without prior written consent from Investor: (i) declare dividends or make any payment or other distribution to the Company and its Subsidiaries; or directly or indirectly redeem, purchase or otherwise acquire, any equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, (ii) enter into loan agreements of any nature, (iii) delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the business; and (iv) make any payment or settlement of accounts, for any amounts, to any third party, which are outside the ordinary course of business;

(g)After the exercise of any Exit Put Option or Exit Call Option, the Investor can insert a senior financial leader into the Company to help transition the ultimate change in control; and

(h)at sole discretion of Investor, the extension of Gerhard’s role as Company’s Chief Executive Officer (either as officer or service provider), observing the same compensation as applicable on the date of the effective transfer of the shares of the Company to the Investor pursuant to the Exit Put Option or the Exit Call Option, as the case may be, for a minimum period of one (1) year from the date of effective transfer of the shares of the Company to the Investor pursuant to the Exit Put Option or the Exit Call Option, as the case may be, extendable following the one (1) year period at the agreement of both the Investor and Gerhard.

Section 9.2.Exit Option Price. The price for the acquisition of the shares of the Company comprised in the Exit Put Option or the Exit Call Option, as applicable (“Exit Option Price”), shall be equivalent to (i) the Actual Adjusted EBITDA for the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, multiplied by the relevant Valuation Multiple, less (ii) the Actual Net Debt as of December 31st of the current year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, both of which shall be calculated in good faith pursuant to the audited financial statements of the Company for the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, and according to the method described in Exhibits B and G, as adjusted pursuant to Section 9.4.3.

9.2.1.    Valuation Multiple. The “Valuation Multiple” shall be equivalent to: (i) if the Exit Put Option is exercised in 2016, nine point four times (9.4x) the Actual Adjusted EBITDA for the year 2016 (ii) if the Exit Put Option is exercised in 2017, nine point three times (9.3x) the Actual Adjusted EBITDA for the year 2017, or (iii) if the Exit Put Option or the Exit Call Option is exercised in 2018, nine point two times (9.2x) the Actual Adjusted EBITDA for the year 2018.

9.2.2.    The Company shall, on December 15th of the current year of the exercise of the Exit Put Option or the Exit Call Option, as the case may be, calculate and send to the Majority Block Shareholders and the Investor its best estimated expected amount of the EBITDA for the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, and of the Net Debt in December 31st of the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, and the resulting expected amount of the Exit Option Price (“Preliminary Calculation”).

Section 9.3.Regulatory Approvals. Upon the exercise of the Exit Put Option or the Exit Call Option, as applicable, the Company, the Selling Shareholders and the Investor (and its relevant Affiliate, if applicable) shall submit, within the subsequent fifteen (15) Business Days, the potential transfer of shares of the Company to the approval of the Conselho Administrativo de Defesa Econômica – CADE, as it may be required under Applicable Law. In addition, the Parties hereby agree that if any other regulatory approvals are required for the implementation of the transfer of shares under Applicable Law, the Parties shall endeavor their best efforts to obtain such approvals as soon as feasible.

Section 9.4.Exit Closing Date. The Selling Shareholders and the Investor shall meet at the head offices of the Company following the later of (i) the fifth (5th) Business Day from the receipt of CADE’s approval, and (ii) the tenth (10th) Business Day of January of the subsequent year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, provided that there is no pending dispute on the Post Closing Adjustment Calculation (“Exit Closing Date”). For the avoidance of doubt, in the event there is a disagreement regarding the Post-Closing Adjustment Calculation, the Exit Closing Date shall not occur until final decision on the Post-Closing Adjustment Calculation dispute is settled, in accordance with the procedures set forth in Sections 3.3.2 to 3.3.7.

9.4.1.    On the Exit Closing Date, (i) the Selling Shareholders shall immediately transfer the entirety of their shares of the Company to the Investor, (ii) the Investor shall deposit the Escrow Amount into the escrow account described in Section 9.5 below, and (iii) the Investor shall immediately pay to the Selling Shareholders ninety-five per cent (95%) of the balance of the expected Exit Option Price, as informed by the Company in the Preliminary Calculation and reduced by the Escrow Amount, proportionally to the equity interest held by each Selling Shareholder in the capital of the Company at the time of such exercise (jointly referred to as “Exit Closing”). The remaining five percent (5%) of the balance of the total amount of the Exit Option Price will be withheld by the Investor for the exclusive purpose of allowing the post-closing adjustment of the Exit

Option Price pursuant to the Actual Adjusted EBITDA and the Actual Net Debt set forth in Section 9.4.2 (“Withheld Balance”).

9.4.2.    Within five (5) days of the earlier of (i) the issuance of the audited financial statements of the Company and Fermavi for the year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, or (ii) March 31st of the subsequent year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, the Parties shall cause the Company to prepare in good faith and deliver to the Majority Block Shareholders and the Investor, based on the audited financial statements of the Company and Fermavi, prepared in conformity with IFRS, the definitive amount of the Actual Adjusted EBITDA, the Actual Net Debt and the resulting Exit Option Price (“Exit Option Notice”). If any of the Parties disagrees with the definitive amounts of the Actual Adjusted EBITDA and the Actual Net Debt set forth in the Exit Option Notice, the mechanism for the settlement of any dispute in the Post-Closing Notice, as provided for in Sections 3.3.2 to 3.3.7, shall apply mutatis mutandis, and for the purposes of this section “Post-Closing Notice” as used in Sections 3.3.2 to 3.3.7 shall be interpreted as being the “Exit Option Notice”. The Exit Option Price calculated as above shall be the “Final Exit Option Price”.

9.4.3.     (i) If the Final Exit Option Price is higher than the estimated Exit Option Price set forth in the Preliminary Calculation, then the Investor shall pay to the Selling Shareholders the Withheld Balance and the amount corresponding to the difference between the definitive Final Exit Option Price and the preliminary Exit Option Price set forth in the Preliminary Calculation, or (ii) if the Final Exit Option Price is lower than the estimated Exit Option Price set forth in the Preliminary Calculation, then the Investor shall retain the portion of the Withheld Balance corresponding to the difference between the definitive Final Exit Option Price and the preliminary Exit Option Price and pay to the Selling Shareholders the outstanding portion of the Withheld Balance, if any. If the Withheld Balance is not sufficient to cover the Final Exit Option Price adjustment set forth in this Section 9.4.3, the corresponding amount shall be released from the Escrow Account to the Investor and the Selling Shareholders shall credit the Escrow Account for the same amount released to the Investor. The payments set forth in this Section shall be made by the Investor to the Selling Shareholders on the fifth (5th) Business Day following the calculation of the definitive amount of the Final Exit Option Price in accordance with Section 9.4.2 above.

9.4.4.    Payment. The preliminary Exit Option Price set forth in the Preliminary Calculation and the Final Exit Option Price, as applicable, shall be paid by the Investor without any deduction, set-off, counterclaim or withholdings (except for any withholding of Taxes due on capital gain, and the Escrow Amount and the Withheld Balance with respect to the preliminary Exit Option Price), as follows: (i) for the Selling Shareholders domiciled in Brazil, payment shall be made in Reais, by means of an electronic wire transfer of immediately available funds, to the banking accounts in Brazil to be informed in writing to the Investor by the Selling Shareholders, and (ii) for the Selling Shareholders domiciled outside of Brazil, by means of an exchange agreement in order to effect an electronic wire transfer of immediately available funds, with the remittance of such immediately available funds, to such banking accounts outside Brazil to be informed in writing to the Investor by the Selling Shareholders, and Selling Shareholders acknowledge that after the remittance of such immediately available funds, the monies thereto related may be only available within the customary transaction time applicable for operations of similar nature. As a condition for the payment of the preliminary Exit Option Price set forth in the Preliminary Calculation and Final Exit Option Price, as applicable, to the Selling Shareholders domiciled outside of Brazil, the Selling Shareholders domiciled outside of Brazil shall (a) deliver to the Investor, at least three (3) Business Days in advance of the Exit Closing Date, a chart demonstrating the calculation of all Taxes on capital gains that shall be paid as a result of the sale of the shares of the Company held by such shareholders, in accordance with Section 26 of Law No. 10.833/06, which shall be withheld and paid to the relevant Governmental Authorities by the Investor; (b) timely comply with any and all request of document and/or information made by the financial institution responsible for performing the foreign exchange transaction; and (c) maintain, according to the Applicable Law, updated register with the Brazilian Central Bank as required at the time of the payment of the Final Exist Option Price, including, but not limited to, the electronic registry system of direct foreign investment implemented by the Central Bank (Registro Declaratório Eletrônico de Investimentos Externos Diretos – RDE-IED).

Section 9.5.Escrow Deposit. The amount of one hundred million Reais (R$ 100,000,000) shall be deducted from the Final Exit Option Price and deposited in an escrow account pursuant to the provisions of this Section 9.5 (“Escrow Amount”). Such escrow account shall be opened with a leading financial institution of escrow services in Brazil to be jointly selected by the Parties, and the Parties agree to negotiate the terms and conditions of the relevant escrow agreement in good faith. The Escrow Amount shall be kept in such escrow account with the sole purpose of performing the indemnification obligations of the Selling Shareholders after the exercise of the Exit Put Option or the Exit Call Option pursuant to Article 11 below. Any and all fees due to the financial institution responsible for the keeping of such escrow account shall be paid in the percentage of fifty per cent (50%) by the Selling Shareholders and fifty per cent (50%) by the Investor.

9.5.1.    Upon the exercise of the Exit Put Option or the Exit Call Option, the Investor shall become automatically liable for the payment of the Final Exit Option Price to the Selling Shareholders and shall not be entitled to claim force majeure or any other event of excusable delay to delay, prevent or suspend the performance, or otherwise excuse the non-performance, of its obligations to pay any portion of the Final Exit Option Price, provided that, for the avoidance of doubt, any payment related to the Final Exit Option Price, in any circumstance, shall only be due to the extent that the ownership of all shares of the Company held by the Selling Shareholders is simultaneously transferred to the Investor, free and clear of any Liens.

Section 9.6    Termination of the Exit Put and Call Option. If the Exit Closing has not occurred on the Exit Closing Date (i) as a result of the conditions set forth in Section 9.1.2 above, except for condition set forth in item (g) therein, or (ii) because the shares are not clear of Liens, the Exit Put Option and the Exit Call Option shall be automatically revoked and canceled. Furthermore, if the failure to complete the transfer of the shares to occur on the Exit Closing Date is the result of a material breach of any obligation contained in this Article 9 by the Investor (or its relevant Affiliate), including the failure to pay the preliminary Exit Option Price set forth in the Preliminary Calculation, the Parties hereby consent and agree that the Shareholders’ Agreement will be automatically terminated and as a result all rights and obligations of the parties set forth in the Shareholders’ Agreement will be automatically terminated.

ARTICLE 10 – NON COMPETE

Section 10.1.Non-compete. As from the effective transfer of the shares of the Company to the Investor pursuant to the Exit Put Option or the Exit Call Option, as the case may be, the Majority Block Shareholders shall not, and shall procure that none of their respective Affiliates shall, for a period of five (5) years following the date of the effective transfer of shares, directly or indirectly, engage in any business competing with the PDQ Business.

10.1.1.    If any of the Majority Block Shareholders and/or any of their Affiliates engages in any business in breach of the provisions of Section 10.1 above, the defaulting Majority Block Shareholder shall incur a non-compensatory penalty equivalent to (a) thirty million US Dollars (US$ 30,000,000), if the relevant breach is in Brazil, North America or Europe, or (b) ten million US Dollars (US$ 10,000,000), if the relevant breach is in South America (other than Brazil). Such non-compensatory fine shall be in addition to the compensation for any and all damages caused by the breach (except for any indirect damages) and specific performance of the obligations set forth herein; provided that any damages caused by the relevant breach shall be offset with the amount of the non-compensatory fine and the defaulting Majority Block Shareholder shall only be liable for any damages that exceed the non-compensatory fine. For the avoidance of doubt, the Majority Block Shareholders shall be individually (and not jointly) liable for compliance with this Section 10.1.

ARTICLE 11 – INDEMNIFICATION AFTER EXIT PUT OPTION OR EXIT CALL OPTION

Section 11.1.Indemnification After Exit Put Option or Exit Call Option. Upon the exercise of the Exit Put Option or the Exit Call Option, as applicable, the Parties shall set up a new memorandum account (“New Memorandum Account”), which shall record (i) any potential Indemnifiable Losses, and (ii) the amount of any Third-Party Claim of the Company, Third-Party Claims Received by Indemnified Party and Direct Claims, in both cases received by the Company or an Indemnified Party between the date of exercise of the Exit Put Option or the Exit Call Option, as the case may be, and the end of the Indemnification Period. The New Memorandum Account shall be created and maintained by the Company separately from its regular accounting books and records, under the supervision of the Parties. On a quarterly basis, up to thirty (30) days after the end of each quarter, the Parties agree that the Company will submit to the Parties a summary of the New Memorandum Account, informing the amounts recorded in the immediately preceding quarter according to this Article 11 and the overall balance of the New Memorandum Account.

11.1.1.    Any Losses which (i) arise out of any Third-Party Claim of the Company, Third-Party Claims Received by Indemnified Party or Direct Claims set forth in the Memorandum Account prior to the date of exercise of the Exit Put Option or the Exit Call Option, as the case may be, and (ii) exceed the Deductible amount, shall have a percentage of its total amount transferred to the New Memorandum Account equivalent to the percentage of equity interest held by the Investor in the Company’s total outstanding capital as a result of the Post-Closing Adjustment. For the avoidance of doubt, after the exercise of the Exit Put Option or the Exit Call Option, as applicable, the Memorandum Account shall stop the accrual of Indemnifiable Losses, which shall continue through the New Memorandum Account.

11.1.2.    After the exercise of the Exit Put Option or the Exit Call Option, as the case may be, all Indemnifiable Losses due by the Company pursuant to Section 8.1 shall be supported by the Deductible, in connection with an Indemnifiable Loss related to the Memorandum Account, and the Second Deductible in connection with an Indemnifiable Loss related to the New Memorandum Account and, only in the event it exceeds the Deductible and the Second Deductible it shall be paid with the funds of the Escrow Amount, with due regards to the Indemnification Period, and any other limitations to such indemnification obligation, except as otherwise provided for in this Article 11.

11.1.3.    Until the date on which the last Indemnifiable Loss is settled pursuant to this Article 11, the Selling Shareholders shall have access during normal business hours to (i) the books and records of the Company, including all supporting documentation used by the Company in preparation of the New Memorandum Account, and (ii) the accounting personnel of the Company.

Section 11.2.Second Deductible. After the exercise of the Exit Put Option or the Exit Call Option, as the case may be, the Company shall pay for (i) any Loss transferred to the New Memorandum Account pursuant to Section 11.1.1 above and (ii) any Loss recorded in the New Memorandum Account, until the total amount of such Losses recorded in the New Memorandum Account exceed the amount of twenty million Reais (R$ 20,000,000), annually adjusted by the IGP-M (“Second Deductible”). Until the Second Deductible is exceeded, no indemnification for any Losses shall be supported by the Escrow Amount.

Section 11.3.New Maximum Amount of Indemnification. After the exercise of the Exit Put Option or the Exit Call Option, as the case may be, the Investor Indemnified Parties shall only be entitled to indemnification for the amount of their aggregate Indemnifiable Losses which exceeds the Deductible and the Second Deductible, and up to the limit of the Escrow Amount.

Section 11.4.Selling Shareholders Obligations. Any and all obligations undertaken by the Selling Shareholders pursuant to this Agreement shall be limited to the amount of the Escrow Account, and the Selling Shareholders will not be required to pay or disburse any cash in connection with any Loss.

Section 11.5.Escrow Account. The Escrow Amount shall remain in escrow until the later of (i) the end of the Indemnification Period, or (ii) with respect to Direct Claims, Third-Party Claim of the Company or Third-Party Claim Received by Indemnified Party that were notified after the exercise of the Exit Put Option or the Exit Call Option, as the case may be, during the Indemnification Period (“Pending Claims”), the date in which such Pending Claims are finally settled under the terms of Article 8. Notwithstanding the foregoing, upon the end of the term of Indemnification Period, the escrow agent shall release to the Selling Shareholders the full balance of the Escrow Amount deposited in the escrow account, less the amount involved in any Pending Claims valuated in accordance with an independent assessment of the probable amount of the corresponding Losses. Upon the settlement of each Pending Claim under the terms of Article 8, the balance of the Escrow Amount in the amount of such settled Pending Claim shall be immediately released to the Selling Shareholders.

Section 11.6.Defense. After the exercise of the Exit Put Option or the Exit Call Option, as the case may be, the Selling Shareholders may opt to conduct and control all Third-Party Claims recorded in the Memorandum Account until such date. The Selling Shareholders may also opt to conduct and control for and on behalf of any Indemnified Party in a diligent manner, and, in any event, shall have the right to participate in, the settlement or defense of any Third-Party Claim received by the Company after the exercise of the Exit Put Option or the Exit Call Option, as the case may be, indemnifiable in accordance with Section 8.1 above. The Indemnified Party and the Company shall cooperate with the Selling Shareholders in connection therewith by timely providing the information and documents relevant and reasonably requested by the Selling Shareholders and that are under the control of the Indemnified Party and/or the Company, including granting the powers of attorney necessary to prepare the defense and the supply to the Selling Shareholders of records and information that may be reasonably relevant for such defense, making employees available, including to act as witnesses or attorney-in-fact in connection with such Third-Party Claim. The Selling Shareholders shall maintain the Indemnified Party informed regarding the defense as long as the Third-Party Claim of the Company is ongoing.

ARTICLE 12 – TERMINATION

Section 12.1.Termination. With due regards to Section 13.10 below, this Agreement may only be terminated and the obligations hereunder will be automatically terminated and the Parties fully released form them strictly by the mutual written consent of the Parties and Intervenient Party. For the avoidance of any doubt, none of the Parties is entitled to terminate this Agreement due to any circumstance occurred between the date hereof and the Closing Date.

Section 12.2.Effect of Termination. If this Agreement is terminated as provided herein, the filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made. This Agreement shall have no further force or effect, and the further obligations of the Parties under this Agreement shall terminate without further Liability of any Party to any other Party, provided that such termination shall not affect (i) any claim any Party may have for damages caused by any reason of, or relieve any Party from, Liability for any breach of this Agreement prior to termination; (ii) the provisions of Sections 7.1 and 7.2; and (iii) the provisions of Article 13.

ARTICLE 13 – MISCELLANEOUS

Section 13.1.Governing Law. This Agreement and the rights and obligations of the Parties and/or Intervening Party hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the Applicable Laws of the Federative Republic of Brazil.

Section 13.2.Arbitration. The Parties and/or Intervening Party hereto shall use their best efforts to settle any Dispute arising out of the execution, performance or interpretation of this Agreement by means of bona fide negotiations. If, within thirty 30 (thirty) days of the receipt by any party of a notice from any other party to that effect, the parties do not mutually agree on a solution, then any and all Dispute directly or indirectly related to this Agreement, among them those related to its existence, validity, effectiveness, interpretation, compliance, default termination or extinction, involving any of the Parties and/or Intervening Party, shall be definitively resolved by arbitration pursuant to the Arbitration Rules (the “Rules”) of the Center for Arbitration and Mediation of the Chamber of Commerce Brazil-Canada (Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá) (the “CCBC” or the “Arbitration Chamber”), which shall administer and develop the arbitration procedure.

13.2.1. The Dispute shall be resolved pursuant to the Rules in force at the time of the filing of the arbitration request as well as to Federal Act No. 9307/1996 (“Arbitration Act”), as amended.

13.2.2.    The arbitral tribunal shall be composed by three (3) arbitrators (the “Arbitral Tribunal”). One arbitrator shall be nominated by the claimant(s) and one arbitrator shall be nominated by the respondent(s), according to the Rules, and the two party-appointed arbitrators shall collectively and in mutual consent appoint a third arbitrator, who shall serve as the president of the Arbitral Tribunal. In the event either of the parties to the arbitration, even as a group of claimants or a group of respondents jointly, fails to appoint an arbitrator or the party-appointed arbitrators are unable to designate the third arbitrator, such arbitrator(s) shall be appointed by the CCBC in accordance with the Rules. Whether there are multiple parties that cannot be in a group of claimants or in a group of respondents and there is no consensus among the parties on the appointment of the arbitrators, the members of the Arbitral Tribunal shall be appointed by the CCBC, in accordance with the Rules.

13.2.3.    The arbitral award shall be definitive, compulsory and legally binding on the Parties and their respective successors and assignees, and may be entered and enforced in any court having jurisdiction thereof or having jurisdiction over the relevant Party or any of its respective assets. The Parties and Intervening Party expressly waive any type of appeal against the arbitration award, except the request for correction of material error or clarification of obscurity, doubt, contradiction or omission of the arbitration award, as provided in Article 30 of Law No. 9,307, from September 23, 1996. The decisions shall be taken by majority of votes. The arbitration shall be legal and must take into consideration the Applicable Laws of the Federative Republic of Brazil, considering that the Arbitral Tribunal may not render a decision based on equity for the settlement of Dispute submitted to it.

13.2.4.    The seat, or legal place, of arbitration shall be the city of São Paulo, State of São Paulo, Brazil. The Arbitral Tribunal may designate the performance of some specific acts of the arbitration proceedings in other cities whenever necessary, as long as duly motivated.

13.2.5.    The Parties and/or Intervening Party establish that the official languages of the arbitration shall be English. Original documents in both Portuguese and English may be submitted as evidence in their original language. Witnesses not fluent in English may give evidence in their native tongue.

13.2.6.    The arbitrator’s fees and arbitration costs shall be borne, in the course of the arbitration, in equal parts, between claimant(s), on one side, and respondent(s), on the other side. Except for the fees of the respective attorneys, which shall be borne by each of the Parties, individually. When rendering the arbitral award, the Arbitral Tribunal shall allocate the costs and expenses, including attorney’s fees to the losing party, including contractual attorneys’ fees, to a limit of 10% of the amount in Dispute.

13.2.7.    Prior to the constitution of the Arbitral Tribunal, the Parties and/or the Intervening Party may request provisional and urgent measures to the courts, in accordance with the Rules. After its constitution, such remedies shall be requested to the Arbitral Tribunal, which shall have authority to uphold, overturn or modify measures previously granted by the relevant court.

13.2.8.    Provisional and urgent measures, when applicable, and enforcement procedures, shall be requested to any court having jurisdiction over the Parties and/or Intervening Party and/or their assets, as the case may be, or to the courts of the City of São Paulo, State of São Paulo, Brazil. For any other judicial measures, the Parties and Intervening Party hereby elect the court of the City of São Paulo, State of São Paulo, Brazil. The request of such judicial measures shall not be construed as a waiver of this arbitration agreement or of the arbitration as the sole Dispute settlement mechanism between the Parties and Intervening Party.

13.2.9.    Provided that the terms of reference as set forth in the Rules, have not been signed by the Parties, the Arbitral Tribunal may consolidate two or more simultaneous arbitral proceedings arising out of this Agreement, in accordance with the Rules. After the terms of reference are signed by the parties of the Dispute, the Arbitral Tribunal may consolidate arbitral proceedings based upon this Agreement, provided that: (i) the arbitral proceedings present significant issues of law or fact; (ii) no party would be unduly prejudiced; and (iii) consolidation under these circumstances would not result in undue delay. The Arbitral Tribunal that was first constituted shall have jurisdiction for consolidation and its decision shall be final and binding upon the parties to the proceedings.

13.2.10.    Unless the Parties expressly agree in writing stating otherwise and unless required by Applicable Law, the Parties, their respective Representatives, the witnesses, experts, technical assistants, secretaries of the Arbitration Chamber and the Arbitration Court undertake, as general principle, to keep confidential the existence, content and the reports and awards pertinent to the arbitration procedure, along with the material used therein and created for the purposes pertinent to it, as well as other documents produced by the other Party during the arbitration procedure which in other way are not of public domain – except if and to the extent that this disclosure might be required from a Party, as a consequence of a legal duty, seeking protection or legal right, execution or questioning of a decision in legal procedures in good faith before a judicial authority.

Section 13.3.Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, together with the Share Purchase Agreement and the Shareholders’ Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings, representations or warranties between the Parties.

Section 13.4.Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by express registered or certified mail or telecopy to the appropriate address or number as set forth below.

I.    If to Initial Shareholders:

(i)	If to Peach and/or Amber International:
Att.: Marcelo Faria de Lima
Av. das Nações Unidas, 12.551, 15th floor
São Paulo, SP 04578-000
Brazil
Telephone: (55 11) 3512-6800
E-mail: marcelo@artesia.com.br

(ii)	If to Gerhard and/or Tantalun:
Att.: Gerhard Walter Schultz
Avenida Paulista 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920
Telephone: (55 11) 3016-9600
E-mail:    gws@produquimica.com.br

(iii)	If to Cau:
Att.: Paulo César Cau
Avenida Paulista, 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920

Brazil
Telephone: (55 11) 3016-9600
E-mail:    pccau@produquimica.com.br

(iv)	If to Marcelino:
Att.: João Marcelino Ramos
Avenida Paulista, 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920
Brazil
Telephone: (55 11) 3016-9600
E-mail: marcelino.ramos@produquimica.com.br

(v)	If to TRB Industries:
Att.: Trevor Ryan Burgess
300 Beach Drive
City of St. Petersburg, State of Florida
United States of America
Telephone: 1-727-892-3094
E-mail: trevor.burgess@c1bank.com

II.    If to Investor:
Compass Minerals
Att.: Chief Executive Officer
9900 W 109th Street, Suite 100
Overland Park, KS 66210 U.S.A.
Telephone: 1-913-344-9201
Email: malechaf@compassminerals.com

With copy (which shall not constitute a notice) to:

Compass Minerals
Att.: SVP, General Counsel
9900 W 109th Street, Suite 100
Overland Park, KS 66210 U.S.A.
Telephone: 1-913-344-9202

Email: tomand@compassminerals.com

III.    If to the Company:
Att.: Gerhard Walter Schultz
Avenida Paulista 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920
Telephone: (55 11) 3016-9600
E-mail:    gws@produquimica.com.br

or to such other address or addresses as the Parties may from time to time designate as to itself by like notice.

Notice given by overnight delivery service or express registered or certified mail shall be effective upon confirmed date of delivery. Notice given by telecopy shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices by telecopy shall be confirmed by the Party giving such notice promptly after transmission in writing by certified mail or overnight delivery to the recipient Party. Additionally, the Parties may establish communications by e-mail, which shall not constitute a notice hereunder.

Section 13.5.Parties in Interest; Assignment. Neither Party shall assign or delegate (in whole or in part) its rights or obligations under this Agreement without the prior written consent of the other Party, provided that Investor has the right to assign or delegate any of its obligations under this Agreement to any of its Affiliates, without the prior consent of the Initial Shareholders. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 13.6.Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by each of the Parties. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such or other right, power or privilege. To the maximum extent permitted by Applicable Law (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 13.7.Agreement for the Parties’ Benefit Only; Non-Recourse. Except as otherwise specified herein, this Agreement is not intended to confer upon any Person not a party hereto, other than the Parties’ and its successors or permitted assigns, any rights or remedies hereunder, and no Person other than the Parties, their successors or permitted assigns is entitled to rely on any representation, warranty, covenant or agreement contained herein. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, attorney or representative of Investor or Initial Shareholders, respectively, shall have any Liability for any obligations or Liabilities of Investor or Initial Shareholders (as the case may be) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, except for fraud or as otherwise provided by Brazilian Applicable Law.

Section 13.8.Specific Performance. Notwithstanding anything to the contrary set forth in this Agreement, the commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, it being agreed that the establishment of damages shall not constitute adequate and sufficient reparation. For this purpose, the Parties acknowledge that the present Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument for the purpose of Article 585, II, of the Brazilian Code of Civil Procedure.

Section 13.9.Severability. If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced by any Applicable Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.10.Irreversible and Irrevocable Nature. This Agreement is entered into by the Parties and the Company on an irrevocable and irreversible basis, and is binding upon each of them, their heirs, successors and permitted assigns of any nature, at any time.

Section 13.11.Taxes, Fees and Expenses. Except as otherwise provided forth in this Agreement, each Party and the Company shall bear their own Taxes, costs, fees, and expenses (including attorneys’ and advisors’ fees and expenses) incurred in connection with the negotiation, preparation, and execution of this Agreement and consummation of the Transaction contemplated hereby.

Section 13.12.Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto and the Intervening Party any rights or remedies hereunder.

Section 13.13.Intervening-Consenting Party. The Company has entered into this Agreement in order to (a) demonstrate its full knowledge of the terms and conditions herein provided and, where applicable, to ensure that all necessary steps will be taken for the full compliance of the terms of this Agreement; and (b) comply with the obligations attributed to it pursuant to this Agreement.

Section 13.14.Authorization to initialize. The Investor hereby authorizes João Guilherme Soggio Gomes de Oliveira (CPF/MF No. 228.564.828-64), _____________, and Amanda Fernandes Castro (CPF/MF No. 392.821.258-31), _____________, to initialize the Schedules and Exhibits of this Agreement on behalf of the Investor. The Initial Shareholders hereby authorizes Raphael Yukio Hayakawa da Costa (CPF/MF No. 386.550.258-01), _____________, and Francisco Almeida Prado de Andrade Coutinho (CPF/MF No. 317.385.638-47), _____________, to initialize the Schedules and Exhibits of this Agreement on behalf of the Initial Shareholders.

In witness whereof, the Parties hereto, together with the Company, have caused this Agreement to be duly signed in seven (7) counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement, binding upon the Parties, the Company and their respective heirs and successors in the presence of the two (2) witnesses below.

[END OF PAGE INTENTIONALLY LEFT BLANK]

Signature page of the Subscription Agreement and Other Covenants, dated December 16, 2015, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.

Peach Tree LLC

/s/ Mrs. Beatriz Kopschitz Xavier Bastos
By: Mrs. Beatriz Kopschitz Xavier Bastos
Title: Attorney-in-Fact

Amber International LLC

/s/ Mrs. Beatriz Kopschitz Xavier Bastos
By: Mrs. Beatriz Kopschitz Xavier Bastos
Title: Attorney-in-Fact

TRB Industries LLC

/s/ Mrs. Beatriz Kopschitz Xavier Bastos
By: Mrs. Beatriz Kopschitz Xavier Bastos
Title: Attorney-in-Fact

Gerhard Walter Schultz

/s/ Gerhard Walter Schultz

João Marcelino Ramos

/s/ João Marcelino Ramos

Paulo César Cau

/s/ Paulo César Cau

Tantalun Inc.

/s/ Gerhard Walter Schultz
By: Gerhard Walter Schultz
Title: Officer

Compass Minerals do Basil Ltda.

/s/ Marcelo Nastromagario
By: Marcelo Nastromagario
Title: CEO

Produquímica Indústria e Comércio S.A.

/s/ Gerhard Walter Schultz
By: Gerhard Walter Schultz
Title: CEO

/s/ João Marcelino Ramos
By: João Marcelino Ramos
Title: Attorney-in-Fact

Witnesses:

/s/ Daniel Lins Mattos
By: Daniel Lins Mattos
RG No.: 10.091.782-88

/s/ Lucas Henrique C. M. Mussi
By: Lucas Henrique C. M. Mussi
RG No.: 2.915.565

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